                                                                   Exhibit 10.23

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

================================================================================

                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

                                 BY AND BETWEEN

                NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

                                       AND

                          ALNYLAM PHARMACEUTICALS, INC.

================================================================================

                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

          This RESEARCH COLLABORATION AND LICENSE AGREEMENT (this "Agreement"), effective as of October 12, 2005 (the "Effective Date"), by and between Novartis Institutes for BioMedical Research, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 ("Novartis"), and Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142 ("Alnylam").

                                    RECITALS:

          WHEREAS, Novartis is engaged in the business of Discovering, Developing, Commercializing and Manufacturing products in the Field (each as defined below);

          WHEREAS, Alnylam has developed, acquired and licensed technology useful for the Discovery, Development, Manufacture, characterization and use of therapeutic products that function through the mechanism of RNA interference ("RNAi"); and

          WHEREAS, Novartis and Alnylam desire to enter into a research collaboration, upon the terms and conditions set forth in this Agreement, to identify and optimize RNAi Compounds directed against Selected Targets (each as defined below).

          NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Novartis agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

          "A List" shall have the meaning set forth in Section 2.1(a).

          "Abandoned Program" shall have the meaning set forth in Section
2.3(b).

          "Accounting Standards" shall mean, with respect to Alnylam, United States Generally Accepted Accounting Principles, and with respect to Novartis, International Financial Reporting Standards.

          "Active Program" shall have the meaning set forth in Section 2.3(a).

          "Adoption Consideration" shall have the meaning set forth in Section 4.2(a).

          "Adoption Date" shall have the meaning set forth in Section 3.1(c).

          "Adoption Fee" shall have the meaning set forth in Section 4.2(a).

          "Adoption License" shall have the meaning set forth in Section 3.1(c).

          "Adopted Product" shall mean any product that contains one or more RNAi Compound(s) that are Discovered, Developed, Commercialized or Manufactured pursuant to the Adoption License.

          "Adopted Product Obligations" shall have the meaning set forth in
Section 4.2(a).

          "Advisory Group" shall have the meaning set forth in Section 2.5.

          "Affiliate" shall mean any Person who directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, "control" or "controlled" shall mean ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the US, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Without expanding the definition of "control", in the case of Novartis, "Affiliate" shall also include for purposes hereof Novartis Institute for Functional Genomics, Inc., the Friedrich Miescher Institute for BioMedical Research, and Novartis Institute for Tropical Diseases Pte. Ltd.

          "Agreement" shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits and Schedules attached hereto.

          "Alnylam" shall have the meaning set forth in the Preamble.

          "Alnylam Intellectual Property" shall mean Alnylam Know-How and Alnylam Patent Rights.

          "Alnylam Know-How" shall mean Know-How now or in the future Controlled by Alnylam, including Broad RNAi Know-How.

          "Alnylam Opportunity Notice" shall have the meaning set forth in
Section 2.6(b).

          "Alnylam Opportunity Response" shall have the meaning set forth in
Section 2.6(c)(i).

          "Alnylam Opportunity Response Period" shall have the meaning set forth in Section 2.6(c)(i).

          "Alnylam Patent Rights" shall mean Patent Rights now or in the future Controlled by Alnylam, including the Broad RNAi Patent Rights.

          "Alnylam Program" shall have the meaning set forth in Section 2.6(b).

          "Alnylam Program Agreement" shall have the meaning set forth in
Section 2.6(c)(i)(B).

          "Alnylam Property" shall have the meaning set forth in Section 7.2(a).

          "Alnylam Sole Inventions" shall have the meaning set forth in Section 6.1(a).

          "Annual Net Sales" shall mean, with respect to a Licensed Product, the Net Sales of such Licensed Product during a Contract Year.

          "Audit Rights Holder" shall have the meaning set forth in Section 4.9(a).

          "Audit Team" shall have the meaning set forth in Section 4.9(b).

          "Auditee" shall have the meaning set forth in Section 4.9(a).

          "B List" shall have the meaning set forth in Section 2.1(a).

          "Bankrupt Party" shall have the meaning set forth in Section 8.3.

          "Bankruptcy Code" shall have the meaning set forth in Section 8.3.

          "Base Royalty Amount" shall have the meaning set forth in Section 4.4(e)(ii)(B).

          "Blocked Target" shall mean any Target that either (a) is the subject of a Dedicated Alnylam Program as of the date that Alnylam receives the Target List or Supplemental Target List naming such Target, or (b) is subject to a contractual obligation under the terms as of the Effective Date of a Pre-Existing Alliance Agreement that would be breached by the inclusion of such Target as a Selected Target or Supplemental Target under this Agreement.

          "Blocked Target List" shall have the meaning set forth in Section 2.1(a).

          "Blocking RNAi Intellectual Property" shall have the meaning set forth in Section 4.5.

          "Broad RNAi Intellectual Property" shall mean Broad RNAi Know-How and Broad RNAi Patent Rights.

          "Broad RNAi Know-How" shall mean all Know-How now or in the future Controlled by Alnylam, that relates to RNAi technology, products or processes, including, (a) the general structure, architecture, or design of nucleic acid based molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of nucleic acids (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the nucleic acid molecules in (a); (c) manufacturing techniques for the nucleic acid based molecules or chemical modifications of (a) and (b); and (d) all uses or applications of nucleic acid based molecules or chemical modifications in (a) or (b); but excluding Know-How which relates solely to (i) a specific Target or small group of Targets; or (ii) delivery technologies which may be broadly employed for delivery of nucleic acid based molecules.

          "Broad RNAi Patent Rights" shall mean the Patent Rights listed on
Schedule 1(b), the Patents licensed to Alnylam under the Listed Alnylam Third Party Agreements, and all other Patents now or in the future Controlled by Alnylam that Cover RNAi technology, products or processes, including, Patents that Cover (a) the general structure, architecture, or design of nucleic acid based molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of nucleic acids (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the nucleic acid molecules in (a); (c) manufacturing techniques for the nucleic acid based molecules or chemical modifications of (a) and (b); and (d) all uses or applications of nucleic acid based molecules or chemical modifications in (a) or (b); but excluding Patents which relates solely to (i) a specific Target or small group of Targets; or (ii) delivery technologies which may be broadly employed for delivery of nucleic acid based molecules.

          "Business Day" shall mean a day on which banking institutions in Boston, Massachusetts are open for business.

          "Change of Control" shall have the meaning set forth in Section
2.4(b).

          "Co-Fund" or "Co-Funding" shall have the meaning set forth in Section 4.6(b).

          "Co-Fund Negotiation Period" shall have the meaning set forth in
Section 4.6(c).

          "Collaboration Product" shall mean any product that contains one or more Discovered RNAi Compound(s) as active ingredient(s).

          "Collaboration Success Milestone" shall mean a decision by Novartis, at its sole discretion, during the Research Term that the overall progress of the Research Collaboration is such that Novartis wishes to significantly expand the scope of its activities in the Field beyond those directed to Selected Targets.

          "Commercialization" or "Commercialize" shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a product, whether before or after Regulatory Approval for such product has been obtained.

          "Commercially Reasonable Efforts" shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the Discovery, Development or Commercialization of any Collaboration Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Collaboration Product and the market(s) involved.

          "Confidential Information" shall mean the terms of this Agreement (including the list of Selected Targets and the Targets included on any Target
List) and all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, that is treated as confidential by the disclosing Party in the regular course of business or is otherwise designated as confidential by the disclosing Party.

          "Contract Quarter" shall mean a calendar quarter ending on March 31st, June 30th, September 30th and December 31st.

          "Contract Year" shall mean each calendar year ending on December 31.

          "Control" or "Controlled" shall mean, with respect to any intellectual property right or other intangible property, the possession by a Party (whether by ownership, license or "control" (as defined in the definition of "Affiliate" above) over an Affiliate having possession by ownership or license) of the ability to grant access to, or a license or sublicense of, such rights or property.

          "Controlled Contractor" shall mean either (a) a Third Party contractor such as a contract research organization, contract employee, consultant and the like who merely conducts activities on behalf of a Party, is subject to Party's supervision and control, and will not have any rights (other than non-exclusive research rights) in any intellectual property created in connection with such activities, or (b) a Third Party contract manufacturer.

          "Cover", "Covered" or "Covering" shall mean, with respect to a Patent Right, that, in the absence of a license granted to a Person under a Valid Claim included in such Patent Right, the practice by such Person of an invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Patent Right that is a Patent Application, would infringe a Valid Claim in such Patent Application if it were to issue as a Patent).

          "CRT Sublicense Agreement" shall have the meaning set forth in Section 3.1(f)(ii).

          "Dedicated Alnylam Program" shall mean a bona fide Alnylam Discovery, Development or Commercialization program directed towards a Target (a) that is conducted pursuant to a written research, Development or Commercialization plan, and (b) to which Alnylam has dedicated at least [**] immediately preceding Alnylam's receipt of the Target List or Supplemental Target List naming such Target.

          "Dedicated Novartis Program" shall mean a bona fide Novartis Discovery, Development or Commercialization program directed towards a Target
(a) that is conducted pursuant to a written research, Development or Commercialization plan, and (b) to which Novartis has dedicated at least [**] immediately preceding Novartis's receipt of the Target Inquiry naming such Target.

          "Develop" or "Development" shall mean any and all preclinical and clinical drug development activities, including test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, clinical trials and testing, regulatory affairs, product approval and registration, chemical development and development Manufacturing, packaging development and Manufacturing and development documentation efforts in support of development activities anywhere in the world.

          "Discover" or "Discovery" shall mean any and all research or discovery activities.

          "Discovered RNAi Compound" shall mean an RNAi Compound directed to a Selected Target that is Discovered during the course of an Active Program (excluding Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c)) together with all derivatives of such RNAi Compound. For purposes of this definition, "derivative" shall mean a compound that may contain modified nucleotides or may have been modified by chemical or molecular genetic means but which still, at least in vitro, functions through an RNAi mechanism against the same Target.

          "Effective Date" shall have the meaning set forth in the Preamble.

          "Encumbered Field" shall mean:

          (a) Until [**], the treatment, prophylaxis and diagnosis of ocular microvascular disease in humans with RNAi Products, where "ocular microvascular disease" means age-related macular degeneration and [**], including [**], including [**]; but specifically excluding [**], such as (by way of example only) [**].

          (b) Until [**], or potentially sooner under certain circumstances:

               (i) The treatment of any neurodegenerative disease, but excluding [**], where "neurodegenerative disease" means a disease of the brain and/or spinal cord in humans that is characterized by the chronic and progressive death of neurons which leads to the loss of normal neural function, including Parkinson's disease, Huntington's disease, Alzheimer's disease, and amyotrophic lateral sclerosis, but excluding [**], using

               (ii) [**], where "direct delivery to the human nervous system" does not encompass [**].

          (c) After any joint decision by Alnylam and a Pre-Existing Alliance Party to develop a human therapeutic product that includes siRNA(s) as active pharmaceutical ingredient(s) to be delivered or approved for delivery via an implanted infusion device directly to the human nervous system:

               (i) Until [**] years after the date of such decision, or potentially sooner under certain circumstances, [**]; and

               (ii) For so long as such therapeutic product is under development and until its commercial launch, [**]; and

               (iii) Following [**] until [**] such product delivered or approved for delivery via an implanted infusion device to the human nervous system.

          "Event of Bankruptcy" shall have the meaning set forth in Section 8.3.

          "Excess Amount" shall have the meaning set forth in Section 4.4(e)(ii)(B).

          "Exclusivity Term" shall mean the term commencing on the Effective Date and terminating upon the Exclusivity Termination Date. The "Exclusivity Termination Date" shall mean (a) the date of termination of the Research Term, if this Agreement is terminated pursuant to Section 8.1(a)(ii); (b) the second
(2nd) anniversary following the expiration or termination of the Research Term, if the Selection Term is less than five (5) years in length (except for the case where this Agreement is terminated pursuant to Section 8.1(a)(ii)); and (c) the third (3rd) anniversary following the expiration or termination of the Research Term, if the Selection Term is at least five (5) years in length.

          "Executive Officers" shall mean Novartis's Chief Executive Officer (or the officer or employee of Novartis then serving in a substantially equivalent capacity) or his/her designee of substantially equivalent rank, and Alnylam's Chief Executive Officer (or the officer or employee of Alnylam then serving in a substantially equivalent capacity).

          "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

          "Field" shall mean all human, veterinary or agricultural applications, including processes and products directed to the treatment, palliation, diagnosis or prophylaxis of any or all Indications.

          "First Animal Study" shall have the meaning set forth in Section
4.4(a).

          "First Commercial Sale" shall mean the first sale of a Licensed Product by Novartis or an Affiliate or sublicensee of Novartis to a Third Party in a country following Regulatory Approval of such Licensed Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Licensed Product is first commercially launched in such country.

          "FTE" shall mean, in case of an Abandoned Program, Active Program, Dedicated Alnylam Program, Dedicated Novartis Program or Target identification/validation services, respectively, the equivalent of the work of one (1) scientist, full time for one (1) year, for or on behalf of a Party, which equates to a total of [**] per year of scientific work directly related to such Abandoned Program, Active Program, Dedicated Alnylam Program, Dedicated Novartis Program or Target identification/validation services, respectively, and the direct scientific management thereof.

          "Gatekeeper" shall have the meaning set forth in Section 3.1(e)(iv).

          "IND" shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof, and (b) all supplements and amendments that may be filed with respect to the foregoing.

          "Indemnified Party" shall have the meaning set forth in Section 9.1(c)(i).

          "Indemnifying Party" shall have the meaning set forth in Section 9.1(c)(i).

          "Indication" shall mean any disease or condition, sign or symptom of a disease or condition, or symptom associated with a disease or syndrome.

          "Infrastructure Fee" shall have the meaning set forth in Section
4.3(c).

          "Intellectual Property" shall have the meaning set forth in Section 7.2(a).

          "Invalidity Claim" shall have the meaning set forth in Section 6.4(c).

          "IP Contracts" shall have the meaning set forth in Section 7.2(b).

          "Joint Intellectual Property" shall have the meaning set forth in
Section 6.1(b).

          "Joint Steering Committee" shall have the meaning set forth in Section 2.2(a).

          "Know-How" shall mean any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form, Controlled by a Party that is necessary or useful to (a) the activities contemplated by the Research Collaboration, (b) the Discovery, Development, Commercialization or Manufacture of RNAi Compounds or RNAi Products, or (c) the practice of the RNAi mechanism or technology. Know-How shall include ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans (but excluding any scientific, regulatory, pre-clinical or clinical information or data regarding specific Indications and any marketing, financial, commercial, personnel and other business information and plans); in each case, to the extent necessary or useful to the activities contemplated by the Research Collaboration or to the Discovery, Development, Commercialization or Manufacture of the RNAi Compounds or RNAi Products.

          "Law" shall mean any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

          "Licensed Products" shall mean: (a) the Collaboration Products, and
(b) the Adopted Products.

          "Licensed Property" shall have the meaning set forth in Section
7.2(a).

          "Listed Alnylam Third Party Agreement" shall mean an agreement listed on Schedule 1(l).

          "Listed Alnylam Third Party Payments" shall have the meaning set forth in Section 4.4(e)(ii)(A).

          "Listed Counterparties" shall mean the Third Party counterparties to Listed Alnylam Third Party Agreements and their respective successors in interest.

          "Major Market Country" shall mean, individually and collectively, the United Kingdom, France, Germany, Italy, Spain and Japan.

          "Manufacture" or "Manufacturing" shall mean any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes.

          "Minimum Quarterly Payment" shall have the meaning set forth in
Section 4.4(e)(iii).

          "NDA" shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with FDA or any successor applications or procedures, or any foreign equivalent thereof, and
(b) all supplements and amendments that may be filed with respect to the foregoing.

          "Net Sales" shall mean, with respect to a Licensed Product, the gross amount invoiced by or on behalf of Novartis or any Novartis Affiliate, licensee or sublicensee for that Licensed Product sold to Third Parties (other than licensees or sublicensees) in bona fide, arm's-length transactions, less customary deductions, determined in accordance with Novartis's standard accounting methods and in accordance with International Financial Reporting Standards (IFRS) as generally and consistently applied by Novartis, to the extent included in the gross invoiced sales price of any Licensed Product or otherwise directly paid or incurred by Novartis, its Affiliates or distributors with respect to the sale of such Licensed Product, including: (a) free goods;
(b) cash discounts; (c) direct to customer discounts; (d) charge-backs; (e) Medicaid rebates; (f) deductions due for discount card programs; (g) amounts repaid or credited by reasons of defects, rejection recalls, returns; (h) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income); (i) delayed ship order credits; (j) all insurance expense included in the invoice price; (k) amounts credited for uncollectible amounts on previously sold products; (l) deduction of [**] for distribution and warehousing expenses; and (m) any other reduction or specifically identifiable amounts included in the Licensed Product's gross invoice that are creditable for reasons substantially equivalent to those listed above. Sales between or among Novartis, its Affiliates or their respective licensees and sublicensees shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

          i) In the case of any sale or other disposal of a Licensed Product between or among Novartis and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party;

          ii) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Licensed Product is paid for, if paid for before shipment or invoice;

          iii) In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm's-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Licensed Product in the country of sale or disposal;

          iv) In the event the Licensed Product is sold in a finished dosage form in combination with one or more other active ingredients (a "Combination Product"), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, 'A/(A+B)' where 'A' is the weighted (by sales volume) average sale price in the relevant country of the Licensed Product when sold separately in finished form and 'B' is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Licensed Product and the other product(s) in the Combination Product, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

          "Non-Bankrupt Party" shall have the meaning set forth in Section 8.3.

          "Novartis" shall have the meaning set forth in the Preamble.

          "Novartis Intellectual Property" shall mean all Patent Rights and Know-How now or in the future Controlled by Novartis that are necessary or useful for the conduct of the activities contemplated by the Research Collaboration and all Patent Rights that Cover the foregoing Know-How.

          "Novartis Overpayment" shall have the meaning set forth in Section 4.4(e)(ii)(B).

          "Novartis Sole Inventions" shall have the meaning set forth in Section 6.1(a).

          "Owned Know-How" shall have the meaning set forth in Section 7.2(a).

          "Owned Patents" shall have the meaning set forth in Section 7.2(a).

          "Owned Property" shall have the meaning set forth in Section 7.2(a).

          "Party" shall mean Alnylam or Novartis; "Parties" shall mean Alnylam and Novartis.

          "Patent Offices" shall have the meaning set forth in Section 7.2(f).

          "Patent Rights" shall mean utility and design patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof or substantial equivalents in any country, including utility models and industrial designs (collectively, "Patents") and any applications or provisional applications for any of the foregoing ("Patent Applications").

          "Person" shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

          "Phase I Study" shall mean a study of a product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by FDA) in the protocol relating to efficacy.

          "Phase II Study" shall mean (a) a dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of a product in the target patient population, or (b) a controlled dose ranging clinical trial to evaluate further the efficacy and safety of a product in the target patient population and to define the optimal dosing regimen.

          "Phase III Study" shall mean a controlled pivotal clinical study of a product that is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to obtain Regulatory Approval to market such product.

          "Post-IND Alnylam Program" shall have the meaning set forth in Section 2.6(c)(i)(B).

          "Pre-Existing Alliance Agreements" shall mean the agreements set forth on Schedule 1(p).

          "Pre-Existing Alliance Parties" shall have the meaning set forth in
Section 3.1(e)(i).

          "Pre-IND Alnylam Program" shall have the meaning set forth in Section 2.6(c)(i)(A).

          "Pre-Paid Adopted Product Fees" shall have the meaning set forth in
Section 4.2(a).

          "Product Liability Claim" shall have the meaning set forth in Section 9.1(a).

          "Program Data" shall have the meaning set forth in Section 6.1(d).

          "Redacted Research Collaboration and License Agreement" shall have the meaning set forth in Section 5.1.

          "Registration Filing" shall mean an application submitted to a Regulatory Authority to initiate human clinical trials or for marketing approval of a product, including an IND, NDA, a Biologics License Application, any equivalent of the foregoing in any jurisdiction, and all supplements and amendments that may be filed with respect to the foregoing.

          "Regulatory Approval" shall mean, with respect to a product in a country, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product in such country.

          "Regulatory Authority" shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing or sale of a pharmaceutical product in a country, including the FDA.

          "Research Collaboration" shall mean the activities of the Parties under Research Plans to identify and optimize RNAi Compounds directed against Selected Targets and develop improved RNAi technology to enable and enhance the utility of such RNAi Compounds, upon and subject to the terms and conditions set forth in this Agreement.

          "Research Institution" shall mean an academic, non-profit research institution or hospital that conducts Discovery or Development activities on behalf of or in collaboration with Alnylam and to which Alnylam does not grant any Commercialization rights under Alnylam Intellectual Property with respect to any RNAi Compounds or RNAi Products provided by Alnylam or Discovered or Developed in the course of such Discovery or Development activities.

          "Research Plan" shall have the meaning set forth in Section 2.3(a).

          "Research Term" shall have the meaning set forth in Section
8.1(a)(iii).

          "RNAi" shall have the meaning set forth in the Recitals.

          "RNAi Compound" shall mean any compound that in vitro or otherwise functions through the mechanism of RNAi and consists of or encodes double-stranded RNA, and which double-stranded RNA is optionally chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.

          "RNAi Product" shall mean any product that contains one or more RNAi Compounds as an active ingredient.

          "RNAi Therapeutic Rights" shall mean the right to Discover, Develop, Commercialize or Manufacture RNAi Compounds and RNAi Products for therapeutic uses.


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
          "Royalty Term" shall mean, separately with respect to each Licensed Product in each country, the period commencing on the First Commercial Sale of such Licensed Product in such country and concluding on the later of (a) the expiration of the last to expire Alnylam Patents containing a Valid Claim Covering the Development, Commercialization or Manufacture of such Licensed Product in that country, or (b) [**] after the date of First Commercial Sale of such Licensed Product in that country.

          "Selected Target" shall have the meaning set forth in Section 2.1(a).

          "Selected Target Threshold" shall have the meaning set forth in
Section 2.1(a).

          "Selection Term" shall have the meaning set forth in Section
8.1(a)(i).

          "Severed Clause" shall have the meaning set forth in Section 9.4.

          "Significant Pharmaceutical Company" shall have the meaning set forth in Section 2.4(b).

          "Sole Inventions" shall have the meaning set forth in Section 6.1(a).

          "sPOC" shall mean the selection by Novartis, in its sole discretion, of a Discovered RNAi Compound for the clinical phase of Development by Novartis. The specific criteria used to determine sPOC on a Discovered RNAi
Compound-by-Discovered RNAi Compound basis shall be set forth in the applicable Research Plan.

          "Stacking Reduction" shall have the meaning set forth in Section 4.4(e)(iii).

          "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement, dated as of September 6, 2005, between Alnylam and Novartis Pharma AG, together with that certain Investor Rights Agreement, between Alnylam and Novartis Pharma AG, dated as of September 6, 2005.

          "Successful Completion" shall mean the execution of a study approved by the Joint Steering Committee in material compliance with all criteria set forth by the Joint Steering Committee (but without regard to results).

          "Supplemental Target" shall have the meaning set forth in Section 2.1(b)(ii).

          "Supplemental Target List" shall have the meaning set forth in Section 2.1(b)(ii).

          "Supplemental Target Response Notice" shall have the meaning set forth in Section 2.1(b)(ii).

          "Supplemental Target Threshold" shall have the meaning set forth in
Section 2.1(b)(ii).

          "Target" shall mean: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide, cellular entity or nucleic acid described in clause (a); (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target; or (d) a naturally occurring interfering RNA or microRNA or precursor thereof.

          "Target Inquiry" shall have the meaning set forth on Section
3.1(e)(ii).

          "Target List" shall have the meaning set forth in Section 2.1(a).

          "Target Response Notice" shall have the meaning set forth in Section 2.1(a).

          "Third Party" shall mean any Person other than Alnylam or Novartis and their respective Affiliates.

          "Third Party Adoption" shall have the meaning set forth in Section 4.2(b).

          "Third Party Adoption Consideration" shall have the meaning set forth in Section 4.2(b).

          "Third Party Infringement Claim" shall have the meaning set forth in
Section 6.4(a).

          "Unblocking Amount" shall have the meaning set forth in Section 4.4(e)(iii).

          "Valid Claim" shall mean a claim (a) of any issued, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any Patent Application that has not been cancelled, withdrawn or abandoned, or been pending for more than [**].

                                   ARTICLE II

                             RESEARCH COLLABORATION

          2.1 SELECTION OF TARGETS FOR INCLUSION INTO THE RESEARCH
COLLABORATION.

          (a) Initial Thirty(30) Targets. Within thirty (30) days following the Effective Date, and from time to time thereafter, Alnylam shall provide to the Gatekeeper a list of Targets that are Blocked Targets (a "Blocked Target List"). During the Selection Term, Novartis may from time to time deliver to the Gatekeeper one or more lists of Targets (each such list, a "Target List") that Novartis desires to include in the Research Collaboration. Within two (2) days following the Gatekeeper's receipt of the Target List, the Gatekeeper shall notify Novartis in writing (a "Target Response Notice") which, if any, of the Targets identified on such Target List are on the Blocked Target List most recently delivered by Alnylam to the Gatekeeper. All of the Targets on the Target List that are not on such Blocked Target List shall be deemed "Selected Targets" for the purposes of this Agreement, and the Gatekeeper shall notify both Parties of the identity of such Selected Targets within the same two (2) day time period. Selected Targets that are or have been the subject of an Active Program shall be deemed to be on the "A List," and Selected Targets that are not nor have not been the subject of an Active Program shall be deemed to be on the "B List." Subject to Section 2.1(b), Novartis shall be entitled to submit Targets for designation as Selected Targets until an aggregate of Thirty(30) Selected Targets (the "Selected Target Threshold") have been identified pursuant to the foregoing procedure. Novartis shall submit the first Target List, which shall contain at least [**] Targets, within [**] after the Effective Date. Without limiting the provisions of Sections 2.6(b) and (c), the Parties agree that none of the genes of respiratory syncytial virus (RSV) shall be available as a "Selected Target" under the provisions of this Section 2.1.

          (b) Additional Targets. In the event that the Selected Target Threshold has been reached, Novartis may from time to time during the Selection Term either:

          (i) upon written notice to Alnylam, withdraw (for any reason) a B List Target from treatment as a Selected Target. Thereafter Novartis shall be free to designate substitute Targets pursuant to Section 2.1(a) at any time, up to the Selected Target Threshold (for the avoidance of doubt, such substitute Targets shall not be considered "Supplemental Targets"); or

          (ii) deliver to the Gatekeeper one or more lists of additional Target(s) (each such list, a "Supplemental Target List"). Within two (2) days following the Gatekeeper's receipt of a Supplemental Target List, the Gatekeeper shall notify Novartis in writing (a "Supplemental Target Response Notice") which, if any, of the Targets identified on such Supplemental Target List are on the Blocked Target List most recently delivered by Alnylam to the Gatekeeper. All of the Targets on the Supplemental Target List that are not are on such Blocked Target List (each such Target, a "Supplemental Target"), shall be deemed "Selected Target(s)" for the purposes of this Agreement, and the Gatekeeper shall notify both Parties of the identity of such Supplemental Targets within the same two (2) day time period. Novartis shall pay, or cause to be paid, the payment set forth in Section 4.3(a). Novartis may designate no more than ten(10) Supplemental Targets in the aggregate (the "Supplemental Target Threshold").

          (c) In the event that a Blocked Target ceases to be a Blocked Target, Alnylam shall promptly advise the Gatekeeper thereof and it shall be removed from the Blocked Target List. In the event that (i) Novartis was unable to select a Target as a Selected Target under Section 2.1(a) or a Supplemental Target under Section 2.1(b) because such Target was on the Blocked Target List as of the date such Target List or Supplemental Target List, as the case may be, was received by the Gatekeeper, and (ii) such Target subsequently ceases to be a Blocked Target, the Gatekeeper shall promptly notify Novartis thereof, and Novartis shall thereafter be permitted to select such Target subject, in the applicable case, to the Selected Target Threshold or the Supplemental Target Threshold.

          2.2 JOINT STEERING COMMITTEE.

          (a) Constitution; Representatives. The Parties will establish a Joint Steering Committee ("Joint Steering Committee"), comprised of three (3) representatives designated by Alnylam and three (3) representatives designated by Novartis, each of which representatives shall be of the seniority and experience appropriate for participation on the Joint Steering Committee in light of the functions, responsibilities and authority of such committee. Each Party shall make its designation of its representatives not later than thirty
(30) days after the Effective Date. Each Party may change any one or more of its Joint Steering Committee representatives at any time upon written notice to the other Party. If a Party's representative is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, subject to the other Party's consent (not to be unreasonably withheld or delayed), invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors (provided they are engaged as such under obligations of confidentiality no less protective of the Parties' Confidential Information than as set forth in
Article V) to attend the meetings of the Joint Steering Committee. The Joint Steering Committee shall be dissolved and its activities and authority terminated upon the expiration or termination of the Research Term.

          (b) Authority. The Joint Steering Committee shall be responsible for overseeing, managing and auditing the Research Collaboration. Such responsibilities shall include:

               (i) Providing general oversight of the Active Programs, including allocating the appropriate number of FTEs;

               (ii) Periodically reviewing the overall goals, strategy and progress of the Research Collaboration;

               (iii) Initiating Active Programs;

               (iv) Reviewing proposed Research Plans and considering additions, updates or amendments to extant Research Plans;

               (v) Prioritizing the allocation of resources dedicated to the Research Collaboration;

               (vi) Determining whether and which Third Party contractors should be engaged in connection with any aspect of the Research Collaboration;

               (vii) Monitoring the pre-clinical Development of Discovered RNAi Compounds;

               (viii) Resolving any disagreement between the Parties relating to the matters set forth in clauses (i) through (vi) in accordance with the decision-making procedure set forth in Section 2.2(e); and

               (ix) Discussing any other issues submitted to it by the Parties.

          (c) Meetings. The Joint Steering Committee shall meet to discuss the business of the Research Collaboration within thirty (30) days after the Effective Date and, thereafter, at least quarterly until the end of the Research Term. In addition, a Party may call a meeting of the Joint Steering Committee upon reasonable notice to the other Party, such notice requirement being deemed waived by a Party's attendance and participation. The location of Joint Steering Committee meetings, when in person, shall alternate between Novartis's and Alnylam's offices unless otherwise agreed by the Joint Steering Committee. The Joint Steering Committee may also meet by means of a telephone or video conference call, and may take action by vote at a meeting or telephone or video conference call, or pursuant to a written vote.

          (d) Project Teams. The Joint Steering Committee shall have the authority to create project teams for the Research Collaboration, each of which will meet (via telephone or video conference or in person) no less frequently than monthly, and which will report to the Joint Steering Committee on the progress of the activities performed on the Research Collaboration no less frequently than quarterly. The Joint Steering Committee shall also have the authority to create additional subcommittees as needed. Notwithstanding the foregoing, the Joint Steering Committee shall not have the authority to amend or modify the terms of this Agreement.

          (e) Decision-Making. All decisions of the Joint Steering Committee shall be made by unanimous vote of the Joint Steering Committee representatives, with each Party's Joint Steering Committee representatives collectively having one (1) vote, and the goal of all decision making shall be to achieve consensus. Upon thirty (30) days prior written notice, either Party may convene a special meeting of the Joint Steering Committee for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the Joint Steering Committee. If the matter is not resolved by the Joint Steering Committee within thirty (30) days after referral to the Joint Steering Committee, then: (i) if such failure to reach agreement relates to a matter identified in Section 2.2(b)(iv), then Novartis shall have the right to decide the matter, and (ii) if such failure to reach agreement relates to a matter identified in Sections 2.2(b)(i), (ii), (iii), (v), (vi) or (vii), then such matter shall be referred to the Executive Officers for resolution. If such matter is not resolved by the Executive Officers within fifteen (15) days after referral to the Executive Officers, then Novartis shall have the right to decide the matter. In exercising its decision-making authority under this Section 2.2(e), Novartis shall be consistent with the provisions of Section 2.4.

          (f) Dispute Resolution. Any dispute between the Parties with respect to a matter not within the scope of Sections 2.2(b)(i) through (vii) (including whether specific milestone events have occurred) shall be referred to the Executive Officers for resolution. If such matter is not resolved by the Executive Officers within fifteen (15) days after referral thereto, then either Party may seek any and all remedies available under law or equity with respect to such dispute.

          2.3 ACTIVE PROGRAMS; RESEARCH PLANS.

          (a) Initiation and Modification of an Active Program. From time to time during the Selection Term, the Joint Steering Committee shall initiate, subject to Section 2.4, one or more research programs (each such program, an "Active Program") (i) to identify or optimize RNAi Compounds directed to a Selected Target, or (ii) to develop RNAi technology to enable or enhance the utility of Discovered RNAi Compounds in the Field. Under the supervision of the Joint Steering Committee, Discovery activities to be undertaken with respect of each such Active Program shall be set forth in a research plan (each such plan, a "Research Plan") that will set forth the Parties' respective obligations with respect to such Active Program, including, workflow, deliverables, timelines, and budgets, it being understood that Novartis representatives on the Joint Steering Committee shall be subject to Novartis's standard budget procedures. Any representative of the Joint Steering Committee may, at any time or from time to time, submit, on behalf of the Party it represents, a proposed Research Plan, or proposed additions, updates or amendments to an extant Research Plan for its review. Any such proposed Research Plans or proposed additions, updates or amendments shall not become effective until approved, subject to Section 2.2(e), in writing by the Joint Steering Committee. The Joint Steering Committee shall review and consider any such Research Plans or additions, updates or amendments of an extant Research Plan on an expeditious basis, and all such additions, updates and amendments approved as set forth above shall, subject to Section 2.2(e), constitute and be deemed part of this Agreement for all purposes and incorporated herein.

          (b) Discontinuation of an Active Program.

          From time to time during the Research Term, the Joint Steering Committee may elect to discontinue one or more Active Programs (each such discontinued Active Program, an "Abandoned Program") and any such discontinuation shall constitute a termination of the applicable Research Plan governing such Abandoned Program. Alnylam shall be free to continue any Abandoned Program on its own in accordance with the following: (x) until such time as Alnylam adds substantive value to such Abandoned Program, Alnylam shall be permitted to enter into an agreement with a

Third Party, not subject to Section 2.6(b) and (c), for the Development or Commercialization of RNAi Compounds Discovered during the course of such Abandoned Program, and (y) at or following such times as Alnylam adds substantive value to such Abandoned Program, Alnylam may enter into an agreement with a Third Party, subject to compliance with the provisions of this Section 2.6(b) and Section 2.6(c), for the Development or Commercialization of RNAi Compounds Discovered during the course of such Abandoned Program. From time to time during the Selection Term, the Joint Steering Committee may reinstate any such Abandoned Program and Research Plan, whereby such Abandoned Program shall thereafter again be an "Active Program," unless Alnylam has initiated a bona fide research program (pursuant to a written research plan) with respect to such Abandoned Program and has dedicated [**] the Joint Steering Committee's decision to reinstate such Abandoned Program. For the avoidance of doubt, following the Joint Steering Committee's election to deem an Active Program as an Abandoned Program, Novartis's rights under the "Discovered RNAi Compound(s)," "Collaboration Product(s)," and "Selected Target(s)" that are the subject of such Abandoned Program shall terminate unless and until such Abandoned Program subsequently becomes an Active Program pursuant to Sections 2.3(b) or 2.6(c).

          2.4 STAFFING; INFRASTRUCTURE.

          (a) During the Research Term, the Joint Steering Committee shall allocate approximately [**] FTEs (the exact number of FTEs to be determined by the Joint Steering Committee) to staff each Active Program. Novartis agrees that
(i) within [**] following the Effective Date, it shall cause the Joint Steering Committee to initiate at least [**] Active Programs and allocate at least [**] Alnylam-provided FTEs to Active Programs, and (ii) for each year thereafter during the Research Term, it shall cause the Joint Steering Committee to administer at least [**] Active Programs and allocate at least [**] Alnylam-provided FTEs to Active Programs. Novartis or its Affiliates will fund the FTEs provided by Alnylam at the rate set forth in Section 4.3(b). Starting in [**], the Joint Steering Committee will, by [**] of each Contract Year, give notice to Alnylam as to how many Alnylam-provided FTEs the Joint Steering Committee will allocate to Active Programs for the following Contract Year, and Novartis agrees to fund such forecasted FTEs in the aggregate (or such higher number as is agreed upon by the Joint Steering Committee). Novartis or its Affiliates will also pay Alnylam a quarterly Infrastructure Fee in support of each Active Program in accordance with Section 4.3(c).

          (b) In the event of a public announcement that Alnylam has entered into a definitive agreement to undergo a Change of Control, Novartis shall have the right to suspend all of Alnylam's activities (together with Novartis's obligations to fund such activities) under each Active Program until such time as either (i) Alnylam undergoes such Change of Control, or (ii) there is a public announcement that such Change of Control will not occur. The duration of the Selection Term shall be tolled for the duration of such suspension. In the event that Alnylam undergoes a Change of Control, Novartis shall have the right, upon written notice to Alnylam within thirty (30) days after a Change of Control, to immediately terminate Novartis's obligations under Section 2.4(a) and Alnylam's rights under Section 3.2 (which shall not constitute a termination of this Agreement for purposes of Article VIII). In the event that Novartis


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
exercises such termination rights, Alnylam shall immediately cease working on all Active Programs and shall promptly return all of Novartis's Know-How, Program Data and Confidential Information. For purposes of this Section 2.4(b), a "Change of Control" of Alnylam shall be deemed to occur if Alnylam is involved in a merger, reorganization or consolidation in which its shareholders immediately prior to such transaction would hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or if there is a bona fide sale of all or substantially all of Alnylam's assets or business relating to this Agreement to a Third Party, or if a "Significant Pharmaceutical Company" (as defined below) effectively acquires control of the management and policies of Alnylam. A "Significant Pharmaceutical Company" is a pharmaceutical company, biotechnology company, or group of such companies acting in concert, with aggregate annual sales of pharmaceutical products greater than [**] U.S. dollars ($[**]).

          2.5 SCIENTIFIC STRATEGY AND ADVISORY GROUP.

          Promptly following the Effective Date, the Parties will establish a scientific strategy and advisory group ("Advisory Group") to consider overall strategy for the relevant science and clinical applications of the Research Collaboration and the field of RNAi. The Advisory Group will include the scientific founders and scientific leadership of Alnylam, including Dr. Philip Sharp or his successor as the chair of Alnylam's Scientific Advisory Board, together with at least three of the senior scientists of Novartis, including Dr. Mark Fishman or his successor in title. The Advisory Group shall meet with such frequency as may be established by the Advisory Group (but in no event less often than three (3) times per year), and at such times and locations (or by telephone or video conference call) as may be established by the Advisory Group. The Advisory Group will annually designate an Advisory Group Chair, and the Parties shall alternate responsibility for chairing the meetings of the Advisory Group, beginning with Novartis. The Advisory Group shall not have any authority over the Research Collaboration, including any Research Plan or Active Program. No Advisory Group member may delegate his/her participation in the Advisory Group.

          2.6 RESTRICTIONS ON ALNYLAM.

          (a) Exclusivity. Without limitation to the exclusive rights granted to Novartis under Section 3.1, Alnylam shall not, and shall ensure that its Affiliates do not (either alone or, directly or indirectly, in conjunction with a Third Party) conduct any activities directed towards: (i) the Discovery (except in connection with an Active Program) of any RNAi Compound or RNAi Products directed to a Selected Target (other than Selected Targets that are the subject of Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c)) during the Selection Term, or (ii) the Discovery (except in connection with an Active Program), Development, Commercialization or Manufacture of (A) Discovered RNAi Compounds or Collaboration Products, or (B) RNAi Compounds or RNAi Products directed to Selected Targets that are or were the subject of an Active Program (other than Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c)). For the avoidance of doubt, Alnylam shall not, and shall ensure that its Affiliates do not, grant to any Third Party any rights under Alnylam Intellectual Property to engage in any of the foregoing activities.

          (b) Permitted Activities Subject to Right of First Offer. So long as such activities do not violate the terms of Section 2.6(a) or Novartis's exclusive rights under Section 3.1, Alnylam shall retain the right to Discover, Develop, Commercialize or Manufacture RNAi Compounds and RNAi Products directed at one or more Targets (each, an "Alnylam Program"); provided, however, that (x) during the Exclusivity Term, Alnylam or its Affiliates may enter into agreements with Research Institutions to Discover or Develop one or more RNAi Compounds or RNAi Products or engage Controlled Contractors; and (y) if, during the Exclusivity Term, Alnylam or any of its Affiliates seek, directly or indirectly in conjunction with a Third Party (other than with a Controlled Contractor or a Research Institution or as expressly contemplated pursuant to the terms as of the Effective Date of a Pre-Existing Alliance Agreement), to Discover, Develop, Commercialize or Manufacture, or to license any Third Party (other than with a Controlled Contractor or a Research Institution or as expressly contemplated pursuant to the terms as of the Effective Date of a Pre-Existing Alliance Agreement) the right to Discover, Develop, Commercialize or Manufacture any RNAi Compounds or RNAi Products pursuant to an Alnylam Program, Alnylam shall first provide written notice thereof, together with a reasonably detailed description of such Alnylam Program (including the relevant Target(s), Indications and data showing the performance of the RNAi Compounds involved (to the extent available, but not the identity of the RNAi Compounds involved), to Novartis (an "Alnylam Opportunity Notice"), and the provisions of Section 2.6(c) will apply.

          (c) Right of First Offer.

     (i) If Novartis notifies Alnylam in writing within [**] after receipt of the Alnylam Opportunity Notice (the "Alnylam Opportunity Response Period"; such notice, the "Alnylam Opportunity Response") that it wishes to Discover, Develop or Commercialize the RNAi Compounds or RNAi Products under such Alnylam Program, then:

          (A) if such Alnylam Program is directed to a product with respect to which the applicable Regulatory Authority in the United States or one of the Major Market Countries has not accepted a bona fide IND filing (a "Pre-IND Alnylam Program"), then such Alnylam Program and related RNAi Compound, product and Targets shall thereafter be included under this Agreement with each being treated as an "Active Program," "Discovered RNAi Compound," "Collaboration Product," and "Selected Targets" (provided that such Targets shall not be treated as Selected Targets or Supplemental Targets for the purposes of calculating the Selected Target Threshold or Supplemental Target Threshold respectively) respectively; provided, however, that without prejudice to the binding nature of the foregoing, the Parties [**] to agree upon [**], provided that in no event shall such [**] be less than the [**], which [**] shall include all [**] (determined in accordance with the [**] under this Agreement) for the [**] involved in such Alnylam Program, all [**] with respect to such Alnylam

     Program, the Infrastructure Fees which would have been payable by Novartis pursuant to Section 4.3(c) if the Alnylam Program had been an Active Program, and all milestones which would have been payable by Novartis pursuant to Section 4.4(c) if the Alnylam Program had been an Active Program; or

          (B) if such Alnylam Program is directed to a product with respect to which the applicable Regulatory Authority in the United States or one of the Major Market Countries has accepted a bona fide IND filed by Alnylam (a "Post-IND Alnylam Program"), the Parties shall use commercially reasonable efforts to negotiate and execute a definitive agreement to reflect the rights and obligations of each Party with respect to such RNAi Compound (an "Alnylam Program Agreement") within [**] after the date Novartis received the Alnylam Opportunity Notice. The Alnylam Program Agreement shall include
     (i) non-financial terms which are substantially similar to the terms set forth herein applicable to "Active Programs," "Discovered RNAi Compounds" and "Collaboration Products," (provided that any Targets covered by such Alnylam Program shall not be treated as Selected Targets or Supplemental Targets for the purposes of calculating the Selected Target Threshold or Supplemental Target Threshold, respectively) and (ii) appropriate financial consideration after giving effect to the maturity of Alnylam's Discovery, Development and Commercialization activities up through and including the Alnylam Opportunity Notice. During the period in which the Parties are using commercially reasonable efforts to negotiate and execute an Alnylam Program Agreement, Alnylam shall give reasonable consideration to any Novartis input on any agreements that Alnylam desires to enter into with any Research Institution with respect to such Alnylam Program.

During the Alnylam Opportunity Response Period, Alnylam shall provide, at Novartis's reasonable request, information (but not the identity of the RNAi Compounds involved) that would be relevant in making a decision about whether or not to participate in such Alnylam Program.

     (ii) If: (A) Novartis indicates during the Alnylam Opportunity Response Period that it has no interest in a Pre-IND Alnylam Program; or (B) with respect to Post-IND Alnylam Programs, Novartis and Alnylam are unable, after using commercially reasonable efforts, to enter into an Alnylam Program Agreement within [**] after the date Novartis received the Alnylam Opportunity Notice, then Alnylam and its Affiliates shall for a period of [**] thereafter be free, without any further obligation to Novartis, to enter into an agreement with a Third Party seeking to Discover, Develop or Commercialize, or to license any Third Party to Discover, Develop and Commercialize, any RNAi Compounds and RNAi Products pursuant to such Alnylam Program on terms no more favorable, overall, to such Third Party than those offered to Novartis under Section 2.6(c)(i).

     (iii) If: (A) Novartis indicates during the Alnylam Opportunity Response Period that it has no interest in a Post-IND Alnylam Program; or (B) Novartis fails to provide Alnylam an Alnylam Opportunity Response prior to the expiration of the

Alnylam Opportunity Response Period with respect to either a Pre-IND Alnylam Program or a Post-IND Alnylam Program, then Alnylam and its Affiliates shall be free, without any further obligation to Novartis, to enter into an agreement with a Third Party seeking to Discover, Develop or Commercialize, or to license any Third Party to Discover, Develop and Commercialize, any RNAi Compounds and RNAi Products pursuant to such Alnylam Program.

          (d) Alnylam's Acquisition of Third Party Intellectual Property. Alnylam may enter into agreements with Third Parties to acquire or license rights from such Third Parties so long as Alnylam complies with the provisions of Sections 2.6(b) and (c), as applicable, in connection therewith.

          2.7 TECHNOLOGY TRANSFER.

          (a) Information. On a periodic basis as agreed by the Parties, and promptly following Novartis's reasonable request from time to time, Alnylam shall deliver to Novartis or its designated Affiliate, for no additional consideration, (i) all Alnylam Intellectual Property specifically relating to the Discovered RNAi Compounds, (ii) all Alnylam Intellectual Property relating to the Research Collaboration (including each of the Active Programs), and (iii) all Alnylam Intellectual Property necessary or useful to the Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds or Collaboration Products. Following the Adoption Date, on a periodic basis as agreed by the Parties, and promptly following Novartis's reasonable request from time to time, Alnylam shall deliver to Novartis, for no additional consideration, all Broad RNAi Intellectual Property that is necessary or useful to the exercise of Novartis's rights under the Adoption License. The information to be delivered pursuant to the foregoing provisions of this Section 2.7 shall include copies of all Patent Rights, Know-How documentation, copyright registrations, and applications thereof, Program Data, and all other documentation relating to the intellectual property embodied in the Discovered RNAi Compounds, whether in human or machine readable form (such form to be acceptable to Novartis), and un-redacted copies of agreements that directly or indirectly grant or restrict rights in Alnylam Intellectual Property subject to compliance with applicable documented confidentiality obligations and provided that Alnylam may redact terms that do not relate to Novartis's rights or obligations under this Agreement; provided, that, until the earlier of (x) the expiration of the Selection Term or (y) such time as Novartis acquires the Adoption License, Alnylam will use commercially reasonable efforts to ensure that Novartis is granted access to un-redacted copies of agreements thereafter entered into directly or indirectly granting or restricting rights in Alnylam Intellectual Property (provided that Alnylam may redact terms that do not relate to Novartis's rights or obligations under this Agreement). Additionally, with respect to each Licensed Product that is not directed to the same Indication as an Alnylam product that is the subject of a Dedicated Alnylam Program, Alnylam shall deliver to Novartis or its designated Affiliate, for no additional consideration, all scientific, regulatory, pre-clinical or clinical information or data regarding specific Indications and all marketing, financial, commercial, personnel and other business information and plans that are necessary or useful to the Discovery, Development, Commercialization or Manufacture of such Licensed Product and its related RNAi Compound(s).

          (b) Technology. On a periodic basis as agreed by the Parties, and promptly following Novartis's reasonable request from time to time, Alnylam shall deliver to Novartis or its designated Affiliate, for no additional consideration, physical embodiments of (i) the Discovered RNAi Compounds, (ii) all Know-How now or in the future Controlled by Alnylam that is used in the course of the Research Collaboration (including each of the Active Programs), and (iii) all Know-How now or in the future Controlled by Alnylam that is necessary or useful to the Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds or Collaboration Products. Following the Adoption Date, on a periodic basis as agreed by the Parties, and promptly following Novartis's request from time to time, Alnylam shall deliver to Novartis, for no additional consideration, all Know-How Controlled by Alnylam that is necessary or useful to the exercise of Novartis's rights under the Adoption License.

          (c) Without limiting the generality of any other provision of this Agreement, Alnylam shall, until the fifth (5th) anniversary of the termination or expiration of the Research Term, make its relevant scientific and technical personnel available to Novartis to answer any questions or provide instruction as reasonably requested by Novartis concerning the items delivered pursuant to
Section 2.7, in connection with Novartis's Development, Commercialization and Manufacture of the Discovered RNAi Compounds and the Licensed Products.

                                   ARTICLE III

                                 GRANT OF RIGHTS

          3.1 ALNYLAM GRANTS.

          (a) Research Term. Subject to the terms and conditions of this Agreement (including Sections 3.1(e) and (f)), Alnylam hereby grants to Novartis and its Affiliates a worldwide, royalty-free, non-sublicensable right and license under Alnylam Intellectual Property to, during the Research Term, (i) perform Novartis's obligations under the Research Collaboration, (ii) engage in the Discovery of RNAi Compounds in the Field, and (iii) Discover RNAi Compounds directed at the Selected Targets (other than Selected Targets that are the subject of Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c)). The rights granted under clauses (i) and (ii) shall be non-exclusive, and the rights granted under clause (iii) shall be exclusive, subject to Alnylam's right (itself or through its Affiliates) to perform its obligations under the Research Collaboration or to pursue Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c).

          (b) Collaboration Products. Subject to the terms and conditions of this Agreement (including Sections 3.1(e) and (f)), Alnylam hereby grants to Novartis and its Affiliates an exclusive (subject to Alnylam's right (itself or through its Affiliates) to perform its obligations under the Research Collaboration), worldwide, royalty-bearing, sublicensable (subject to Section 3.1(d)) right and license under Alnylam Intellectual Property to (i) Discover, Develop, Commercialize or Manufacture Collaboration Products for all applications in the Field, and (ii) to Develop, Commercialize or Manufacture Discovered RNAi Compounds.

          (c) Adoption. Upon Novartis's written election during the Research Term (following such time as the Collaboration Success Milestone has been achieved) and Novartis's or its Affiliate's tender to Alnylam of the Adoption Consideration (the date of such tender, the "Adoption Date"), Alnylam hereby grants, in addition to the licenses granted in Sections 3.1(a) and (b), to Novartis and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, royalty-bearing right and license, subject to the terms and conditions of this Agreement (including Sections 3.1(e) and (f)), under Broad RNAi Intellectual Property to engage in any and all activities in the Field, including all Discovery, Development, Commercialization and Manufacturing activities directed to the Field (the "Adoption License"). Novartis's rights under the Adoption License are non-sublicensable; provided, however, that Novartis may engage Third Party contractors, including contract research organizations, contract employees, consultants, contract manufacturers and the like.

          (d) Novartis Sublicense Rights. The sublicensing of Novartis's rights under Section 3.1(b) will be subject to the following provisions: (i) Novartis's sublicensees shall have no right to grant further sublicenses without Alnylam's written consent, which consent shall not be unreasonably withheld or delayed; and (ii) Novartis shall be primarily liable for any failure by its sublicensees to comply with, and Novartis guarantees to Alnylam the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this Agreement.

          (e) Reservation of Rights.

          (i) Novartis acknowledges and agrees that the grants by Alnylam under Alnylam Intellectual Property set forth in Sections 3.1(a) through (c) are subject to, and are limited to the extent of, the rights that Alnylam has previously granted and is required to grant under Alnylam Intellectual Property to Third Parties (the "Pre-Existing Alliance Parties") under the terms as of the Effective Date of the Pre-Existing Alliance Agreements. As and to the extent that such rights previously or subsequently granted to Pre-Existing Alliance Parties under Alnylam Intellectual Property lapse, terminate or otherwise revert to Alnylam, they shall be automatically included in the rights under Alnylam Intellectual Property granted to Novartis under Sections 3.1(a) through (c). Without limiting the foregoing, (x) Alnylam covenants not to amend or extend any Pre-Existing Alliance Agreements in a manner that would further narrow or limit the scope of Novartis's rights under Section 3.1(a) through (c), and (y) Alnylam covenants not to grant any exclusive rights or licenses under any Broad RNAi Intellectual Property except in connection with Alnylam Programs that are not acquired by Novartis pursuant to

Section 2.6(c) or as expressly contemplated pursuant to the terms as of the Effective Date of Pre-Existing Alliance Agreements, provided, that the provisions of this clause (y) shall terminate upon the expiration of the Research Term if Novartis has not elected to obtain the Adoption License. Until such time as Novartis is no longer precluded as a result of rights granted under the terms as of the Effective Date of one or more Pre-Existing Alliance Agreements from engaging in Target identification or Target validation, Alnylam shall, at its cost and expense, allocate up to [**] in furtherance of the Research Collaboration.

          (ii) Novartis further acknowledges that a Pre-Existing Alliance Party may from time to time request rights under Alnylam Intellectual Property with respect to a particular Target that Alnylam is required, pursuant to the terms as of the Effective Date of a Pre-Existing Alliance Agreement, to grant such rights to such Pre-Existing Alliance Party with respect to such Target unless, among other conditions, such Target is already the subject of an active program of Discovery, Development or Commercialization of RNAi Compounds directed to such Target by Novartis. In order for Alnylam to fulfill its obligations under the Pre-Existing Alliance Agreements, following the Adoption Date, Novartis shall, within twenty (20) days following Novartis's receipt of a written inquiry from Alnylam (through the Gatekeeper mechanism described in Section 3.1(e)(iv)) with respect to a specified Target (a "Target Inquiry"), notify Alnylam (through the Gatekeeper mechanism described in Section 3.1(e)(iv)) in writing whether or not such Target is the subject of a Dedicated Novartis Program. If Novartis so notifies Alnylam that such Target is the subject of a Dedicated Novartis Program, Alnylam shall not grant to such Pre-Existing Alliance Party the requested rights under the Broad RNAi Intellectual Property with respect to such Target. If Novartis so notifies Alnylam that such Target is not the subject of a Dedicated Novartis Program, then Alnylam may grant to such Pre-Existing Alliance Party the relevant rights under Broad RNAi Intellectual Property with respect to such Target, and Novartis's rights under Sections 3.1(a) or (c) shall be subject to such Pre-Existing Alliance Party's rights with respect to such Target. Notwithstanding the foregoing, in no event will Alnylam directly or indirectly notify or communicate to any Third Party the contents or the existence of Novartis's response hereunder without Novartis's prior written consent, which may be withheld at Novartis's sole discretion.

          (iii) From time to time during the Research Term, and after the Adoption Date, following an affirmative decision by Novartis to initiate a program directed to the Discovery, Development or Commercialization of RNAi Compounds directed to a particular Target, Novartis may inquire of the Gatekeeper in writing whether or not such Target is on the Blocked Target List by virtue of being subject to a then-current exclusive or co-exclusive grant under a Pre-Existing Alliance Agreement or subject of an option, right of first refusal or similar right under a Pre-Existing License Agreement in the Encumbered Field. The Gatekeeper shall, within two (2) days following the Gatekeeper's receipt of such written request from Novartis, notify Novartis in writing whether or not such Target is or may be excluded; provided, however, that in no event will the Gatekeeper directly or indirectly notify or communicate to Alnylam the contents or the existence of Novartis's inquiry hereunder without Novartis's prior written consent, which may be withheld at Novartis's sole discretion. In the event that such

Target is not on such Blocked Target List, Novartis shall be free to Discover, Develop, Commercialize or Manufacture RNAi Compounds and Licensed Products directed to such Targets. Notwithstanding the foregoing, a Pre-Existing Alliance Party may subsequently request exclusive or co-exclusive rights from Alnylam with respect to a particular Target as described in Section 3.1(e)(ii) and the provisions of Section 3.1(e)(ii) shall control.

          (iv) Gatekeeper. The inquiries and responses made by one Party to the other in connection with Sections 2.1 and 3.1(e)(ii) through (iii) shall be made in writing to the attention of an independent attorney registered to practice before the United States Patent and Trademark Office mutually agreeable to both Parties (the "Gatekeeper") who will be bound by confidentiality obligations to both Parties. The Gatekeeper's responsibility shall be to ensure that each Party complies on an ongoing basis with the terms and conditions of Sections 2.1 and 3.1(e)(ii) through (iii). Each Party agrees to provide the Gatekeeper with full and complete copies of all records and information (including un-redacted copies of the relevant Third Party agreements) that are necessary for the Gatekeeper to render its determination. In the event that the Gatekeeper determines that, in connection with an inquiry or response made by either Party in connection with Sections 2.1 or 3.1(e)(ii) through (iii), such Party may not have complied with the provisions of one or more of those Sections, the Gatekeeper shall issue a written report to both Parties stating with specificity such actual or suspected non-compliance, and each Party hereby consents to the disclosure to the other Party of any confidential information included in such report (provided that such information shall be treated by the Parties' as Confidential Information pursuant to Article V). The Parties shall share equally the fees, costs and expenses of the Gatekeeper's appointment.

          (f) Contractual Obligations under Listed Alnylam Third Party
Agreements.

          (i) For the avoidance of doubt, the grants by Alnylam under Alnylam Intellectual Property set forth in Sections 3.1(a) through (c) include, subject to Section 3.1(f)(ii), the sublicense of all Alnylam Intellectual Property that is not owned by Alnylam, and the license and sublicense of Alnylam Intellectual Property acquired or licensed after the Effective Date. Novartis's rights and licenses under such Alnylam Intellectual Property are limited to the rights granted to Alnylam under Third Party agreements granting Alnylam rights thereunder and Novartis shall comply, and cause its Affiliates and sublicensees to comply, with those restrictions and other terms applicable to sublicensees under such agreements. In the event that Alnylam or its Affiliates acquires or licenses any rights under additional Alnylam Intellectual Property such additional Alnylam Intellectual Property shall be automatically included in the scope of the rights under Alnylam Intellectual Property granted to Novartis pursuant to Sections 3.1(a) through (c); provided, however, that in the event that such rights thereunder subject Alnylam's or its Affiliates' sublicensees to restrictions and other terms, Alnylam shall deliver a copy of such agreement (provided that Alnylam may redact terms that do not relate to Novartis's rights or obligations under this Agreement). Novartis shall comply, and cause its Affiliates and sublicensees to comply, with those restrictions and other terms applicable to sublicensees under such agreements. In the course of acquiring or licensing additional Broad RNAi Intellectual Property or any other Alnylam Intellectual Property Covering a Collaboration Product, Alnylam shall use its best efforts to ensure that such rights include the right to sublicense to Novartis such Broad RNAi Intellectual Property or any other Alnylam Intellectual Property Covering a Collaboration Product. Notwithstanding the foregoing, it shall not be deemed a breach of this Section 3.1(f)(i) for Novartis to fail to comply with a provision of any such Third Party agreement that Novartis has not received from Alnylam.

          (ii) Notwithstanding Sections 3.1(a) through (c), the grants by Alnylam under Alnylam Intellectual Property set forth in Sections 3.1(a) through
(c), shall not include licenses to Patent Rights licensed to Alnylam or its Affiliates under the License Agreement between Cancer Research Technologies Limited and Alnylam U.S., Inc. (formerly Alnylam Pharmaceuticals, Inc.) dated July 18, 2003. The Parties shall simultaneously with the execution of this Agreement enter into the agreement substantially in the form set forth in
Schedule 3.1(f)(ii) (the "CRT Sublicense Agreement").

          (g) Alnylam shall not assign, license or otherwise grant any rights or dispose of (collectively, a "disposition") with respect to any Broad RNAi Intellectual Property or other Alnylam Intellectual Property Covering a Collaboration Product without making such disposition expressly subject to Novartis's rights under this Agreement.

          3.2 NOVARTIS GRANT.

          Novartis hereby grants to Alnylam and its Affiliates a worldwide, royalty-free, non-exclusive, non-sublicensable right and license under Novartis Intellectual Property to perform Alnylam's obligations under an Active Program during the Research Term.

          3.3 AFFILIATES.

          For the avoidance of doubt, in granting the rights under Sections 3.1 and 3.2, Alnylam and Novartis are granting, on behalf of their current and future Affiliates (other than a Third Party that becomes an Affiliate of Alnylam as a result of a Change of Control), such Affiliates' respective rights under the Alnylam Intellectual Property and Novartis Intellectual Property, as the case may be, that are owned or licensed by such Affiliates. For the purposes of this Section 3.3, Novartis's "Affiliates" shall not include Novartis Institute for Functional Genomics, Inc., the Friedrich Miescher Institute for BioMedical Research or Novartis Institute for Tropical Diseases Pte. Ltd.

          3.4 NOVARTIS FREEDOM TO OPERATE; COMMITMENTS.

          Alnylam acknowledges that Novartis is in the business of Discovering, Developing, Commercializing and Manufacturing processes and products in the Field and nothing in this Agreement or any duties which may be imposed under applicable Law shall be construed as restricting such business or imposing on Novartis a duty to Discover, Develop, Commercialize or Manufacture the Discovered RNAi Compounds or any Licensed Products to the exclusion of, or in preference to, any other process or product, or in any way other than in accordance with its normal commercial practices, or to disclose information to Alnylam not specifically required hereunder; provided, however, that Novartis shall, itself or through its Affiliates, use Commercially Reasonable Efforts to Develop and Commercialize Collaboration Products.

                                   ARTICLE IV

                              FINANCIAL PROVISIONS

          4.1 EQUITY INVESTMENT; UP-FRONT CONSIDERATION.

          (a) Equity Investment. In addition to the monetary payments described in this Article IV, the Parties have entered into the Stock Purchase Agreement and, in connection with the Closing (as defined in the Stock Purchase Agreement), Alnylam shall simultaneously with the execution of this Agreement issue shares of Alnylam capital stock to Novartis Pharma AG or its designee upon payment therefor.

          (b) Up-Front Consideration. In consideration of the rights granted to Novartis under this Agreement as of the Effective Date, Novartis shall pay, or cause to be paid, to Alnylam ten million dollars ($10,000,000) within ten (10) Business Days following the Effective Date, of which [**] dollars ($[**]) shall represent retrospective reimbursement of Alnylam's expenses to date incurred in the development of in vivo RNAi technology, and [**] dollars ($[**]) shall represent an upfront license fee. The foregoing payments shall be deemed to include the following amounts: (i) $[**] for a sublicense of the rights licensed by Alnylam under the Agreement between the [**] and Alnylam Pharmaceuticals, Inc. dated September 17, 2003; and (ii) the payments made in respect of Section
3.1 of the [**] Sublicense Agreement.

          4.2 ADOPTION.

          (a) In the event that Novartis elects, pursuant to the terms of
Section 3.1(c), to exercise its right to acquire the Adoption License, Novartis shall, or shall cause one of its Affiliates to, (i) pay to Alnylam a one-time technology adoption fee of [**] dollars ($[**]) (the "Adoption Fee"), and (ii) advance to Alnylam, in one disbursement, the amount of [**] dollars ($[**]) (such amount, the "Pre-Paid Adopted Product Fees," and together with the Adoption Fee, the "Adoption Consideration"). The Pre-Paid Adopted Product Fees shall be credited against the unpaid balance of any and all of Novartis's future payment obligations with respect to Adopted Products under Section 4.4 (such future payment obligations, "Adopted Product Obligations") by applying the then-current uncredited balance to [**] percent ([**]%) of the Adopted Product Obligation owed with respect to each Contract Quarter following the Adoption Date, and then reducing the uncredited balance of the Pre-Paid Adopted Product Fees by the amount so applied, until the entire amount of the uncredited balance has been so credited. The foregoing payments shall be deemed to include the following amounts: (i) $[**] for a sublicense of the rights licensed by Alnylam under the Agreement between the [**] and

Alnylam Pharmaceuticals, Inc. dated September 17, 2003; and (ii) the payments made in respect of Section 3.2 of the [**] Sublicense Agreement.

          (b) Notwithstanding the provisions of Section 4.2(a), in the event that, during the period of time beginning on the Effective Date and continuing until [**] after the Adoption Date, (x) Alnylam or one of its Affiliates directly or indirectly grants (by license, option, covenant not to sue, waiver, settlement or otherwise) to a Third Party rights that are substantially similar to those which may be or have been granted to Novartis under Section 3.1(c) (a "Third Party Adoption"), and (y) the aggregate consideration payable by such Third Party or obtained by Alnylam or its Affiliates in respect of such rights (whether by payment, loan, exercise price, forgiveness of debt, success milestones due before such rights may be granted, or otherwise, or any combination of the foregoing, or the fair market value thereof, the "Third Party Adoption Consideration") is less than the Adoption Consideration plus the Collaboration Success Milestone or more favorable to such Third Party than the Adoption Consideration plus the Collaboration Success Milestone, then (A) Alnylam shall notify Novartis in writing of such Third Party Adoption Consideration, and (B) the Adoption Consideration plus the Collaboration Success Milestone shall, from time to time, be reduced to the lowest Third Party Adoption Consideration then in effect. In the event that the Third Party Adoption occurs following Novartis's acquisition of the Adoption License, Novartis shall be entitled to deduct the amount of any excess of the Adoption Consideration plus the Collaboration Success Milestone over the Third Party Adoption Consideration against payment(s) due under Section 4.4. Compliance with the terms of this Section 4.2(b) shall be verified by Alnylam's principal external auditors (or, if such auditors cannot perform such verification, a mutually agreed upon independent Third Party valuation services firm) who shall, on an annual basis within ninety (90) days following the end of each Contract Year, provide Novartis with written confirmation that shall either confirm that the above requirements have been observed in full or, in the case of non-compliance, provide full details of the lowest Third Party Adoption Consideration.

          4.3 RESEARCH COLLABORATION PAYMENTS.

          (a) Supplemental Selected Target Fee. Upon Novartis's election pursuant to the terms of Section 2.1(b)(ii) to treat a Supplemental Target as a Selected Target, Novartis shall pay, or cause to be paid, a one-time payment of [**] dollars ($[**])-per-Supplemental Target within [**] following the receipt by Novartis of an invoice therefor in accordance with Section 4.7.

          (b) FTE Funding. During the first [**] of the Selection Term, Novartis or its Affiliates will fund the FTEs provided by Alnylam pursuant to Section 2.4 at an annual rate per FTE of [**] dollars ($[**]), pro-rated to the duration that such FTEs perform work in an Active Program. After the [**] of the Selection Term, the Parties shall enter into good faith negotiations to adjust the annual FTE rate applicable to FTEs provided by Alnylam, it being understood that the Research Collaboration shall continue during such negotiations. Novartis shall pay, or cause to be paid, such reimbursement quarterly, in arrears, in accordance with Section 4.7.

          (c) Infrastructure Fee. During the Research Term, Novartis shall pay, or cause to be paid, to Alnylam an infrastructure fee (the "Infrastructure Fee") of [**] dollars ($[**]) per Contract Quarter for each Active Program meeting both of the following criteria: (i) such Active Program was active for at least [**] during such Contract Quarter, and (ii) Alnylam provided at least [**] within such Contract Quarter for such Active Program. Novartis shall pay, or cause to be paid, the Infrastructure Fee quarterly, in arrears, in accordance with Section 4.7.

          4.4 MILESTONE AND ROYALTY PAYMENTS.

          (a) Research Milestone Payments. In connection with the research and preclinical Development of Discovered RNAi Compounds directed against Selected Targets, Novartis shall pay, or cause to be paid, to Alnylam the following one-time payments with respect to each Selected Target upon the achievement of the milestone events set forth below:

Milestone Event:                                                 Payment Amount:
----------------                                                 ---------------
Successful Completion of a first study of a Discovered RNAi           $[**]
Compound in animals to evaluate pharmacokinetics/
biodistribution or mechanism of action (e.g., evidence of
knock-down) ("First Animal Study"):

Determination by Novartis to nominate a Discovered RNAi               $[**]
Compound for sPOC:

Each of the milestone payments under this Section 4.4(a) shall be payable only once in relation to each Selected Target. By way of example, in the event that Novartis elects not to proceed with the Development or Commercialization of an RNAi Compound directed to a Selected Target for which one or both of the foregoing milestone payments have been paid, Novartis shall not be required to make any milestone payments previously paid under this Section 4.4(a) with respect to any back-up RNAi Compound(s) directed at such Selected Target.

          (b) Program Milestone Payments. In connection with the research and preclinical Development of Discovered RNAi Compounds, Novartis shall pay, or cause to be paid, to Alnylam the following one-time payments upon the achievement of the milestone events set forth below:

Milestone Event:                                                 Payment Amount:
----------------                                                 ---------------
Successful Completion of First Animal Studies for Discovered          $[**]
RNAi Compounds directed at a cumulative total of [**] Selected
Targets:

Successful Completion of First Animal Studies for                     $[**]

Discovered RNAi Compounds directed at a cumulative total of [**] Selected Targets:

Successful Completion of First Animal Studies for Discovered          $[**]
RNAi Compounds directed at a cumulative total of [**] Selected
Targets:

          (c) Collaboration Success Milestone. In connection with the achievement of the Collaboration Success Milestone, Novartis shall pay, or cause to be paid, to Alnylam the amount of [**] dollars ($[**]).

          (d) Clinical Milestone Payments. In connection with the clinical Development of each Licensed Product against a Target, Novartis shall pay, or cause to be paid, to Alnylam the following payments upon the achievement of the milestone events set forth below:

                                            Payment for    Payment for
                                           Collaboration     Adopted
Milestone Event:                             Products:      Products:
----------------                           -------------   -----------
The earlier of: (i) initiation of Phase        $[**]        See below
I Studies (first human, first visit) in
the United States, or (ii) initiation of
Phase I Studies in the first Major
Market Country:

The earlier of: (i) initiation of Phase        $[**]        See below
II Studies (first patient, first visit)
in the United States, or (ii) initiation
of Phase II Studies in the first Major
Market Country:

The earlier of: (i) initiation of Phase        $[**]        See below
III Studies (first patient, first visit)
in the United States, or (ii) initiation
of Phase III Studies in the first Major
Market Country:

The earlier of: (i) acceptance of the          $[**]        See below
dossier for the first submission of a
bona fide NDA by the FDA, or (ii)
acceptance of the dossier for the first
submission of a bona fide NDA by the
applicable Regulatory Authorities in at
least [**] of the Major Market
Countries:

The earlier of: (i) Regulatory Approval        $[**]        See below
in the United States, or (ii) Regulatory
Approval in at least [**] of the Major
Market Countries:

The payments required to be made under this Section 4.4(d) for Adopted Products shall be as follows:

     (1) in the event that the Selection Term continues for [**], or in the event that this Agreement is terminated by Novartis pursuant to Sections
     8.2 or 8.3, or in the event that Alnylam undergoes a Change of Control during the Selection Term, then the amounts payable in respect of Adopted Products under this Section 4.4(d) shall be [**] percent ([**]%) of the amounts payable in respect of Collaboration Products;

     (2) in the event that the Selection Term continues for [**], then the amounts payable in respect of Adopted Products under this Section 4.4(d) shall be [**] percent ([**]%) of the amounts payable in respect of Collaboration Products; and

     (3) in the event that the Selection Term continues for [**], then the amounts payable in respect of Adopted Products under this Section 4.4(d) shall be [**] percent ([**]%) of the amounts payable in respect of Collaboration Products.

Each of the milestone payments under this Section 4.4(d) shall be payable only once in relation to each Target for the first Indication only. By way of example, in the event that Novartis elects not to proceed with the Development or Commercialization of a Licensed Product directed to a Target for which one or more of the foregoing milestone payments have been paid, Novartis shall not be required to make any milestone payments previously paid under this Section 4.4(d) with respect to any back-up Licensed Product(s) directed at such Target. In addition, in the event that, with respect to the clinical Development of a Licensed Product, Novartis satisfies a clinical milestone under this Section 4.4(d), Novartis shall pay to Alnylam all earlier milestone payments under this
Section 4.4(d) that have not otherwise been paid with respect to such Target (regardless of whether such earlier milestones have been satisfied).

          (e) Product Royalties.

          (i) Base Rate. During each relevant Royalty Term, Novartis shall pay, or cause to be paid, to Alnylam the following royalties on Annual Net Sales of each Licensed Product:

Incremental Annual Net Sales of a Licensed       Royalty Rate    Royalty Rate
Product (on a Licensed Product-by-Licensed      Applicable to   Applicable to
Product basis) during the applicable Contract   Collaboration      Adopted
Year:                                             Products:       Products:
---------------------------------------------   -------------   -------------
Less than or equal to $[**]:                        [**]%         See below

Greater than $[**], but less than or equal to       [**]%         See below
$[**]:

Greater than $[**]:                                 [**]%         See below

The royalty rate applicable to Adopted Products under the chart set forth above shall be as follows:

     (1) in the event that the Selection Term continues for [**], or in the event that this Agreement is terminated by Novartis pursuant to Sections
     8.2 or 8.3, or in the event that Alnylam undergoes a Change of Control during the Selection Term, then the royalty rate in respect of Adopted Products under this Section 4.4(e)(i) shall be [**] percent ([**]%) of the royalty rate applicable to Collaboration Products;

     (2) in the event that the Selection Term continues for [**], then the royalty rate in respect of Adopted Products under this Section 4.4(e)(i) shall be [**] percent ([**]%) of the royalty rate applicable to Collaboration Products; and

     (3) in the event that the Selection Term continues for [**], then the royalty rate in respect of Adopted Products under this Section 4.4(e)(i) shall be [**] percent ([**]%) of the royalty rate applicable to Collaboration Products.

Notwithstanding the foregoing:

     (A) if a compulsory license is granted to a Third Party with respect to a Licensed Product in any country, Novartis shall pay to Alnylam the foregoing percentages on amounts it receives from compulsory licensees in such country;

     (B) (x) upon the abandonment or withdrawal of a claim of a published Patent Application of Alnylam Patent Rights in a country, or

          (y) if the validity of a Valid Claim of an issued Alnylam Patent Right in a country is the subject of administrative or legal action and is later revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction or is disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, that, in the case of clauses (x) or (y), was the sole basis for the payment of royalties by Novartis pursuant to this Section 4.4(e)(i), Novartis shall be entitled to credit such paid amounts against any future royalties or payments to be made to Alnylam pursuant to this Section 4.4(e)(i) with respect to such country. If such claim is the last claim of any Alnylam Patent Rights in such country upon which a payment under this Section 4.4(e)(i) would be owed, Novartis shall be entitled to a refund of any payments made in respect thereof (for the avoidance of doubt, this clause (B) shall not apply with respect to sales of a Licensed Product in a country made during the first [**] after the date of First Commercial Sale of such Licensed Product in such country); and

     (C) with respect to each Contract Quarter during any part of the Royalty Term remaining after the expiration of the last to expire Alnylam Patent Rights containing a Valid Claim Covering the Development, Commercialization or Manufacture of the relevant Licensed Product in the United States or Japan, the foregoing royalties shall, solely with respect to such country's(ies') proportionate share of the worldwide Annual Net Sales of such Licensed Product in each tier, be reduced to [**] percent ([**]%) of the rate otherwise applicable pursuant to the foregoing.

     For the avoidance of doubt, Novartis's obligation to pay royalties under this Section 4.4(e)(i) is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claim of Alnylam Patent Rights. The amounts payable under this Section 4.4(e)(i) shall also be adjusted in accordance with Sections 4.4(e)(ii) and (iii).

          (ii) (A) Payments in Respect of Alnylam In-Licenses. In addition to any royalty set forth in Section 4.4(e)(i), during the Royalty Term, Novartis shall, subject to Section 4.4(e)(ii)(B), reimburse Alnylam for the clinical milestones and royalty payments payable (each such payment, a "Listed Alnylam Third Party Payment," collectively, the "Listed Alnylam Third Party Payments") to Third Parties pursuant to Listed Alnylam Third Party Agreements in respect of Licensed Products. Without limiting the provisions of Section 6.5, the Parties shall cooperate to coordinate such reimbursements by Novartis in a manner that ensures all amounts payable pursuant to Listed Alnylam Third Party Agreements are paid in a timely manner and otherwise in compliance with such Listed Alnylam Third Party Agreements. For the avoidance of doubt, Novartis shall reimburse Alnylam for clinical milestones and royalty payments payable to Garching Innovation GmbH under either (x) Co-Exclusive License Agreement between Garching Innovation GmbH and Alnylam, dated December 20, 2002, or (y) Co-Exclusive License Agreement between Garching Innovation GmbH and Ribopharma AG, dated July 30, 2003, but not both of such agreements.

          (B) Net Sales Adjustment. In the event that, in a Contract Quarter, the sum (on a Licensed Product-by-Licensed Product basis) of (x) the Listed Alnylam Third Party Payments paid or payable by Novartis in such Contract Quarter, plus (y) the amount that, absent this Section 4.4(e)(ii)(B), would be payable to Alnylam under Section 4.4(e)(i) (the "Base Royalty Amount") exceeds (such excess amount, the "Excess Amount"):

Collaboration         Adopted
Products:             Products:   Annual Net Sales of such Licensed Product:
-------------         ---------   ------------------------------------------
[**]% of Annual Net   See below   On Annual Net Sales less than or equal to
Sales                             $[**]

[**]% of Annual Net   See below   On Annual Net Sales greater than $[**], but
Sales                             less than or equal to $[**]

[**]% of Annual Net   See below   On Annual Net Sales greater than $[**]
Sales

Novartis shall be permitted to deduct the Excess Amount from the Base Royalty Amount. In the event that the Excess Amount for a Contract Quarter exceeds the Base Royalty Amount (such excess amount, the "Novartis Overpayment"), then Novartis shall be entitled to deduct such Novartis Overpayment from any subsequent payment(s) due under this Section 4.4(e). The Net Sales adjustment thresholds applicable to Adopted Products under the chart set forth above shall be as follows:

     (1) in the event that the Selection Term continues for [**], or in the event that this Agreement is terminated by Novartis pursuant to Sections
     8.2 or 8.3, or in the event that Alnylam undergoes a Change of Control during the Selection Term, then the Net Sales adjustment thresholds in respect of Adopted Products under this Section 4.4(e)(ii)(B) shall be [**] percent ([**]%) of the Net Sales adjustment threshold applicable to Collaboration Products;

     (2) in the event that the Selection Term continues for [**], then the Net Sales adjustment threshold in respect of Adopted Products under this
     Section 4.4(e)(ii)(B)shall be [**] percent ([**]%) of the Net Sales adjustment threshold applicable to Collaboration Products; and

     (3) in the event that the Selection Term continues for [**], then the Net Sales adjustment threshold in respect of Adopted Products under this
     Section 4.4(e)(ii)(B) shall be [**] percent ([**]%) of the Net Sales adjustment threshold applicable to Collaboration Products.

          (iii) Royalty Stacking. All amounts payable by Novartis to Alnylam under Section 4.4(e)(i), as adjusted by Section 4.4(e)(ii)(B), will be reduced (such reduction, a "Stacking Reduction") by [**] percent ([**]%) of all amounts payable (such amounts, "Unblocking Amounts") by Novartis or its Affiliates under Third Party agreements (other than the Listed Alnylam Third Party Agreements or payments made in respect of Blocking RNAi Intellectual Property) that grant intellectual property rights that

Novartis or an Affiliate determine, in their sole, reasonable discretion, are necessary or advisable for Discovery, Development, Commercialization or Manufacture of one or more Licensed Product(s); provided, however, to the extent that the Stacking Reductions for a Contract Quarter would cause the amount payable to Alnylam in such Contract Quarter to be less than [**] percent ([**]%) of the amount otherwise payable pursuant to Section 4.4(e)(i), as adjusted by
Section 4.4(e)(ii)(B) (the "Minimum Quarterly Payment") then: Novartis shall be entitled to (A) deduct the Stacking Reductions until the Minimum Quarterly Payment is reached, and (B) thereafter deduct the remaining balance of Stacking Reductions against any subsequent payment(s) due under this Section 4.4(e). If any Unblocking Amount is applicable to more than one Licensed Product, the Unblocking Amount will be allocated to each such Licensed Product by reasonably pro-rating the Unblocking Amount among the Licensed Products to which it is applicable. In entering into the agreements with Third Parties described above, Novartis shall use commercially reasonable efforts to (a) minimize the Unblocking Amount, and (b) have the foregoing Third Parties agree to customary royalty stacking provisions pursuant to which payments hereunder can be offset against payments to such Third Parties.

          (iv) Notwithstanding the adjustments under Sections 4.4(e)(i) through
(iii) and Section 4.5 on royalties payable to Alnylam, with respect to each Licensed Product in each Contract Quarter, (A) Alnylam's royalties payable pursuant to Section 4.4(e)(i) [**] of such Licensed Product's Net Sales in such Contract Quarter, and (B) Novartis shall reimburse Alnylam for the Listed Alnylam Third Party Payments payable in respect of such Licensed Product in such Contract Quarter. Any amounts that, absent this Section 4.4(e)(iv), would otherwise be deductible under Sections 4.4(e)(i) through (iii) or Section 4.5 against Alnylam royalties will be credited against subsequent payments due under this Section 4.4(e), subject to the foregoing.

          (v) Duration of Royalty Payments. The royalties payable under this
Section 4.4 shall be paid on a country-by-country basis on each Licensed Product until the expiration of the applicable Royalty Term.

          (f) Sales Milestones.

          With respect to each Collaboration Product, Novartis shall pay, or cause to be paid, to Alnylam the following one-time payments upon the achievement of the milestone events set forth below:

Milestone Event:                                         Payment Amounts:
----------------                                         ----------------
Aggregate worldwide Annual Net Sales of the applicable         $[**]
Collaboration Product reach $[**]:

Aggregate worldwide Annual Net Sales of the applicable         $[**]
Collaboration Product reach $[**]:

Aggregate worldwide Annual Net Sales of the applicable         $[**]
Collaboration Product reach $[**]:

Each of the milestone payments under this Section 4.4(f) shall be payable only once in relation to each Collaboration Product.

          4.5  PAYMENTS IN RESPECT OF BLOCKING RNAI INTELLECTUAL PROPERTY.

          Except for Listed Alnylam Third Party Payments paid or payable pursuant to Listed Alnylam Third Party Agreements, Alnylam shall [**] by Novartis or its Affiliates, for Novartis and its Affiliates to acquire or license rights under Third Party intellectual property or proprietary rights ("Blocking RNAi Intellectual Property") that would be infringed by the exercise of Novartis' rights under Broad RNAi Intellectual Property granted pursuant to Sections 3.1(a) through (c) to the extent that such intellectual property or proprietary rights relate to RNAi Compounds and RNAi Products generally, as distinct from intellectual property or proprietary rights solely covering a particular RNAi Compound or RNAi Product.

          4.6  CO-FUNDING.

          (a) With respect to each Licensed Product, Novartis shall, during the Exclusivity Term, provide timely notice to Alnylam before the initiation of the first Phase I Study with respect to such Licensed Product.

          (b) Alnylam will thereafter have a period of no more than [**] to provide written notice to Novartis of Alnylam's interest in co-funding, and sharing in the net profits and losses of, Novartis's Development and Commercialization of such Licensed Product ("Co-Fund" or "Co-Funding"). Such Co-Funding shall be in lieu of receiving the payments described in Section 4.4 with respect to such Licensed Product, and shall include a premium for Novartis's risks to date.

          (c) If Novartis has an interest in having Alnylam Co-Fund such Licensed Product, the Parties shall enter into good faith negotiations for a period of [**] after receipt of Alnylam's notice of interest (the "Co-Fund Negotiation Period") to determine whether or not, and if so, the terms and conditions (including financial terms and observer rights) pursuant to which, Alnylam may Co-Fund such Licensed Product. If the Parties are for any reason unable to enter into a written Co-Funding agreement during the Co-Fund Negotiation Period with respect to such Licensed Product, Novartis shall be free to continue Developing and Commercializing such Licensed Product without any further obligation under this Section 4.6 to Alnylam; provided, however, the Parties shall during the course of this Agreement agree to enter into [**] Co-Funding agreements with respect to [**] Collaboration Products.

          (d) Alnylam's Co-Funding of a Collaboration Product, if agreed to by the Parties pursuant to Section 4.6(c), shall provide that Alnylam: (i) shall be required to fund at least [**] percent ([**]%) of Novartis's past and future development and commercialization costs and expenses of such Collaboration Product, and (ii) shall share in at least [**] percent ([**]%) of the net profits and losses of the development and commercialization of such Collaboration Product.

          (e) For avoidance of doubt, Alnylam's Co-Funding of a Licensed Product shall not give Alnylam any additional decision-making rights and Novartis will be solely responsible for all decisions regarding the Development and Commercialization of such Co-Funded Licensed Product.

          4.7  REPORTING; INVOICING AND PAYMENT.

          (a) FTEs and Infrastructure Fee. Alnylam shall, within [**] following the end of each Contract Quarter, deliver to Novartis a report stating the FTEs that worked on each Active Program and the Active Programs that it actively worked on with respect to such Contract Quarter.

          (b) Milestones. Novartis shall notify Alnylam of the occurrence of one of the milestone events identified in Sections 4.4(a), (b), (c) or (d) within [**] following such occurrence. Thereafter, Alnylam may submit an invoice in respect of the applicable milestone payment.

          (c) Royalty Reports; Payments. Following the First Commercial Sale of a Licensed Product, Novartis shall, within [**] following the end of each Contract Quarter, deliver to Alnylam a report stating the Net Sales in units and in value of the Licensed Product made by Novartis, its Affiliates and their respective licensees and sublicensees, on a country-by-country basis (consistent with Novartis's internal geographical organization thereof), together with the calculation of the royalties due to Alnylam. In the event that Alnylam agrees with Novartis's royalty calculation, Alnylam may submit an invoice to Novartis for such amounts. In the event that Alnylam does not agree with Novartis's royalty calculation, Alnylam may submit an invoice to Novartis for any undisputed amounts, which upon notice to Novartis of a dispute with respect to such royalty calculation, shall be without prejudice to Alnylam's rights and remedies with respect to any disputed amounts.

          (d) Invoices. All amounts payable by Novartis under this Agreement shall be made only upon receipt by Novartis of an invoice substantially in the form set forth in Schedule 4.7 (as may be updated by Novartis from time to time) covering such payment. Except in the event of a bona fide dispute with respect to such invoiced amounts, all payments made by Novartis pursuant to this Agreement will be made within [**] following receipt by Novartis of the applicable invoice.

          4.8  FINANCIAL RECORDS.

          Each Party and its Affiliates shall keep for three (3) years all financial records relating to the transactions and activities contemplated by this Agreement in sufficient detail to verify compliance with the terms of this Agreement. The Parties shall maintain all records in accordance with their respective Accounting Standards. Each Party shall promptly notify the other in the event that it changes the accounting principles pursuant to which its records shall be maintained, it being understood that only internationally recognized accounting principles may be used.

          4.9  AUDIT RIGHT.

          (a) For the purposes of the audits rights described herein, a Party subject to an audit in any given Contract Year will be referred to as the "Auditee" and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the "Audit Rights Holder."

          (b) Each Party may, upon request and at its expense (except as provided for herein), cause an internationally-recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the "Audit Team"), to audit during ordinary business hours the books and records of the other Party's compliance with its obligations under this Agreement, including the correctness of any payment made or required to be made to or by such Party, as applicable, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing such audit, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee.

          (c) In respect of each audit of the Auditee's books and records: (i) the Auditee may be audited only once per Contract Year; (ii) no records for any given Contract Year for an Auditee may be audited more than once; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) Contract Years prior to the Contract Year in which the audit request is made; provided, however, that the Audit Rights Holder shall be entitled to audit all contracts to which such books and records relate regardless of the date such contracts were entered into.

          (d) In order to initiate an audit for a particular Contract Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with written notice of one or more proposed dates of the audit which are at least forty-five (45) days after the date of the Auditee's receipt of such written notice. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

          (e) The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than thirty (30) days after the first determination is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination and such disagreement relates to financial matters, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties. With respect to disagreements that relate to non-financial matters, the Parties reserve all rights and remedies available at law and equity. Such accountants shall not disclose to the Audit Rights Holder any information relating to the business of the Auditee except that which should properly have been contained in any report required hereunder or otherwise required to be disclosed to such Party to the extent necessary to verify the payments required to be made or other obligations pursuant to the terms of this Agreement.

          (f) If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Joint Steering Committee (or both Parties if the Joint Steering Committee is no longer operating) and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest at the interest rate of three percent (3%) with respect to any underpayment or overcharge) to the underpaid or overcharged Party within fifteen
(15) days of receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of ten percent (10%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within thirty
(30) days of receiving appropriate invoices and other support for such audit-related costs.

          4.10 CURRENCY EXCHANGE.

          All amounts in this Agreement are expressed in U.S. Dollars. With respect to sales of Licensed Products invoiced in U.S. Dollars, the sales and royalties payable shall be expressed in U.S. Dollars. With respect to sales of Licensed Products invoiced in a currency other than U.S. Dollars, the sales and royalties payable shall be expressed in their U.S. Dollar equivalent calculated using Novartis's then-current standard exchange rate methodology applied in its external reporting in accordance with International Financial Reporting Standards as generally and consistently applied by Novartis (which is ultimately based on official rates such as Reuters and the European Central Bank) for the conversion of foreign currency sales into United States Dollars. All payments shall be made in U.S. Dollars.

          4.11 TAX MATTERS.

          The Parties shall use all reasonable and legal efforts to reduce or optimize tax withholding, to the extent permitted by applicable law, on payments made pursuant to this Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations or liabilities. Notwithstanding such efforts, if Novartis concludes that tax withholdings under the Laws of any country are required with respect to payments to Alnylam, Novartis shall withhold the required amount and pay it to the appropriate governmental authority. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding taxes paid pursuant to this Section 4.11 and in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

          4.12 LATE PAYMENTS.

          Unless otherwise mutually agreed by the Parties, all undisputed amounts due under this Agreement that are overdue by at least ten (10) Business Days shall earn interest from such date due until paid at a rate equal to the three (3) month LIBOR rate for United States Dollars, as reported by The Wall Street Journal, plus one percent (1%) per annum.

                                    ARTICLE V

                            CONFIDENTIAL INFORMATION

          5.1  CONFIDENTIAL INFORMATION.

          All Confidential Information disclosed by a Party to the other Party in connection with the activities contemplated by this Agreement shall not be used by the receiving Party except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for Regulatory Approval of a product or for the filing, prosecution and maintenance of Patent Rights), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

               (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

               (b) either before or after the date of the disclosure to the receiving Party, is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

               (c) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business), without the receiving Party or its sublicensees violating this Article V; or

               (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

Notwithstanding anything set forth herein to the contrary, this Article V shall not prohibit the receiving Party from disclosing Confidential Information of the disclosing Party to defend or prosecute litigation; provided that, to the extent practicable, the receiving Party provides prior written notice of such disclosure to the disclosing Party and assists the disclosing Party in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure. Notwithstanding the foregoing provisions of this Section 5.1, either Party may only disclose the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable law, regulation or legal process (whether in connection with its ongoing disclosure obligations, in connection with a corporate activity or otherwise), including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, in which event such Party shall provide prior notice of such intended disclosure to the other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for such information unless the disclosing Party is prevented by law or regulation from providing such advance notice and shall disclose only such terms of this Agreement as such disclosing Party reasonably determines, based on advice from its counsel, are required by applicable law, regulation or legal process to be disclosed (whether in connection with its ongoing disclosure obligations, in connection with a corporate activity or otherwise). In the event that either Party determines that it must publicly file this Agreement with the United States Securities and Exchange Commission such Party shall (i) initially file a redacted copy of this Agreement (the "Redacted Research Collaboration and License Agreement") in the form of Exhibit D to the Stock Purchase Agreement, (ii) request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from such Redacted Research Collaboration and License Agreement; provided that the redaction of such terms is permitted by the applicable rules and regulations of the United States Securities and Exchange Commission, (iii) permit the other Party to review and approve such initial request for confidential treatment and any subsequent correspondence with respect thereto at least two (2) Business Days prior to its submission to the United States Securities and Exchange Commission, and (iv) promptly deliver to the other Party any written correspondence received by it or its representatives from the United States Securities and Exchange Commission with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with the United States Securities and Exchange Commission with respect to such confidential treatment request. Alnylam shall be permitted to disclose in confidence (pursuant to a written agreement with confidentiality obligations no less restrictive than set forth herein) the terms of this Agreement to the extent Alnylam is contractually obligated to do so to the Listed Counterparties; provided, that Alnylam shall redact such portions as Novartis reasonably requests.

          5.2  EMPLOYEE AND ADVISOR OBLIGATIONS.

          Each Party agrees that it shall provide Confidential Information received from the other Party only to its and its Affiliates' employees, consultants, advisors, contractors and permitted sublicensees who have a need to know such information in order for the receiving Party to exercise its rights or perform its obligations under this

Agreement and have an obligation to treat such information and materials as confidential under terms no less restrictive than those set forth herein.

          5.3  PUBLICATIONS.

          The Parties acknowledge that scientific lead time is a key element of the value of the Research Collaboration and further agree that scientific publications must be strictly monitored to prevent any adverse effect of the premature publication of results of the Research Collaboration. The Parties shall establish a procedure for publication review and approval with respect to publications regarding the Research Collaboration and each Party shall first submit to the other Party an early draft of all such publications, whether they are to be presented orally or in written form, at least [**] prior to submission for publication. Each Party shall review each such proposed publication in order to avoid the unauthorized disclosure of a Party's Confidential Information and to preserve the patentability of inventions arising from the collaboration. If, as soon as reasonably possible but no longer than [**] following receipt of an advance copy of a Party's proposed publication, the other Party informs such Party that its proposed publication contains Confidential Information of the other Party, then such Party shall delete such Confidential Information from its proposed publication. If, as soon as reasonably possible but no longer than [**] following receipt of an advance copy of a Party's proposed publication, the other Party informs such Party that its proposed publication could be expected to have a material adverse effect on any Patent Rights or Know-How of such other Party, then such Party shall delay such proposed publication for a period of reasonable length to permit the timely preparation and first filing of Patent Application(s) on the information involved. For the avoidance of doubt, the provisions of this Section 5.3 are not intended to govern or limit submissions reasonably necessary for Regulatory Approvals, press releases, submissions in connection with the filing, prosecution and maintenance of Patent Rights, and the like.

          5.4  PUBLICITY.

          Neither Party shall issue any press release or public announcement relating to this Agreement, the Research Collaboration or any Licensed Products without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may issue such a press release or public announcement if required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ; provided that the other Party has received prior notice of such intended press release or public announcement if practicable under the circumstances and the Party subject to the requirement includes in such press release or public announcement only such information relating to the Licensed Product(s) or this Agreement as is required by such Law. The rights of approval and notice granted to a Party in accordance with the preceding sentence shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed.


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
                                   ARTICLE VI

                   INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION

                               AND RELATED MATTERS

          6.1  OWNERSHIP OF INVENTIONS.

          (a) Sole Inventions. Each Party shall exclusively own all inventions made solely by such Party, its employees, agents and consultants in the course of the Research Collaboration ("Sole Inventions"). Sole Inventions made solely by Novartis, its employees, agents and consultants are referred to herein as "Novartis Sole Inventions". Sole Inventions made solely by Alnylam, its employees, agents and consultants are referred to herein as "Alnylam Sole Inventions."

          (b) Joint Intellectual Property. Alnylam hereby assigns all of its rights under any and all inventions or Know-How made or acquired from time to time jointly by employees, agents and consultants of Novartis, on the one hand, and employees, agents and consultants of Alnylam, on the other hand (collectively "Joint Intellectual Property") in connection with the Research Collaboration, and such Joint Intellectual Property shall be Novartis Sole Inventions. At Novartis's request from time to time, Alnylam shall, and shall cause its Affiliates, employees, agents and consultants to, execute documents and instruments and perform such acts as may be reasonably necessary in order to effect the foregoing assignment. Following the Research Term, or during the Research Term in the event that the Joint Steering Committee elects to discontinue one or more Active Programs pursuant to Section 2.3(b), in the event that Alnylam desires to acquire or license rights in any of the Novartis Sole Inventions that, absent this Section 6.1(b), would have been Joint Intellectual Property, Novartis may, on a case-by-case, product-by-product basis grant rights under such Novartis Sole Inventions pursuant to terms and conditions agreed to by the Parties. Novartis hereby grants to Alnylam a worldwide, non-exclusive, royalty-free right and license (sublicenseable solely to Controlled Contractors) under the Novartis Sole Inventions that, absent this Section 6.1(b), would have been Joint Intellectual Property that is Broad RNAi Intellectual Property, to engage in any and all research activities directed to the Field.

          (c) Inventorship. For purposes of determining whether an invention is a Novartis Sole Invention, an Alnylam Sole Invention or Joint Intellectual Property, inventorship shall be resolved in accordance with United States patent laws.

          (d) Data Ownership; Right of Reference; Regulatory Matters. All preclinical and clinical data generated with respect to the Collaboration Products in the course of the Research Collaboration shall be owned by the Party generating such data ("Program Data"); provided, that (i) Alnylam shall provide, and Novartis shall have access to, a reference with respect to, and the right to use, all Program Data generated by Alnylam in the course of the Research Collaboration, and (ii) Alnylam shall not attempt to use its Program Data in any Registration Filing for any product that includes a Discovered RNAi Compound. Alnylam shall provide to Novartis, to the extent Alnylam


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
is aware of Novartis Registration Filing(s) or other Novartis products, (A) notice of Alnylam Patent Rights relevant to a Novartis Registration Filing, prior to the time such Registration Filing is filed, and (B) prompt notice of the issuance of any Alnylam Patent Right which may be relevant to a Novartis product, giving the date of issue and Patent number for each such Patent and Novartis will decide if such Patent is to be listed pursuant to any Novartis Registration Filing for such product. Similarly, Alnylam shall provide Novartis prompt notice of any Alnylam Patent Right term extensions in any country.

          6.2  PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

          (a) Prosecution and Maintenance.

          (i) Alnylam shall have the exclusive right and option, but not the obligation, at its cost, to file and prosecute any Patent Rights covering Alnylam Patent Rights; provided that in the event that Alnylam declines the option to file, prosecute or maintain any such Patent Rights that pertain to a Discovered RNAi Compound and/or a Licensed Product, it shall give Novartis reasonable notice of at least [**] to this effect, sufficiently in advance to permit Novartis to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter Novartis may, upon written notice to Alnylam, file and prosecute such Patent Applications and maintain such Patents in Alnylam's name, all at Novartis's expense (subject to the immediately following sentence), and all such Alnylam Sole Inventions shall remain owned exclusively by Alnylam, subject to the provisions of Section 3.1. If Novartis incurs filing, prosecution and/or maintenance expenses with respect to Sole Inventions owned by Alnylam and pertaining to a Discovered RNAi Compound or Licensed Product in accordance with the immediately preceding sentence, Novartis shall be entitled to deduct its reasonable expenses from the royalties that Novartis pays to Alnylam with respect to products in which such Discovered RNAi Compound(s) are active ingredient(s) or such Licensed Product, as the case may be, pursuant to
Section 4.4(e).

          (ii) Novartis shall have the exclusive right and option, but not the obligation, at its cost, to file, prosecute or maintain any Patent Rights covering Novartis Sole Inventions.

          (b) Cooperation. Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patents and Patent Applications pursuant to Section 6.2(a), including, the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of Patent Rights, whether or not such Party is participating in or funding the filing, prosecution or maintenance of such Patent Rights.

          6.3 THIRD PARTY INFRINGEMENT.

          (a) Notice. Alnylam shall promptly report in writing to Novartis any
(x) known or suspected infringement of Alnylam Patent Rights or (y) known or suspected unauthorized use or misappropriation of Alnylam Know-How, of which Alnylam becomes aware, and shall provide Novartis with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

          (b) Infringement Action.

               (i) Subject to Section 6.3(b)(ii), Alnylam shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Alnylam Intellectual Property, including a defense to a claim of invalidity or unenforceability. Thereafter, Alnylam shall keep Novartis promptly informed, and shall from time to time consult with Novartis regarding the status of any such suit or action and shall provide Novartis with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

               (ii) Novartis shall have the sole and exclusive right to initiate a suit under Alnylam Intellectual Property or take other appropriate action that it believes is reasonably required to protect Novartis Sole Inventions, a Discovered RNAi Compound or a Licensed Product. Novartis shall give Alnylam advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Alnylam with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, Novartis shall keep Alnylam promptly informed, and shall from time to time consult with Alnylam regarding the status of any such suit or action and shall provide Alnylam with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.

          (c) Conduct of Action; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 6.3. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 6.3, including the fees and expenses of


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
the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

          (d) Recoveries. Any recovery obtained as a result of any proceeding described in this Section 6.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 6.4, by settlement or otherwise, shall be applied in the following order of priority:

               (i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;

               (ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and

               (iii) third, any remainder shall be paid [**] percent ([**]%) to the Party initiating the suit or action, and the balance to the other Party.

          6.4 CLAIMED INFRINGEMENT; CLAIMED INVALIDITY.

          (a) Notice. In the event that a Third Party at any time asserts a claim, or brings an action, suit or proceeding against a Party, or any of its Affiliates or sublicensees, claiming infringement of such Third Party's Patent Rights or unauthorized use or misappropriation of such Third Party's Know-How, based upon an assertion or claim arising out of any of the activities taken in respect of the Research Collaboration or in respect of the Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds or Licensed Products (such a claim, action, suit or proceeding, a "Third Party Infringement Claim"), such Party shall promptly notify the other Party in writing of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.

          (b) Defense of Third Party Infringement Claims. Subject to the Parties' respective rights and obligations under Section 9.1, the following provisions shall apply to the conduct of the defense of Third Party Infringement
Claims:

               (i) Within thirty (30) days after delivery of the notification required to be delivered under Section 6.4(a), the Party against whom the claim is brought shall, upon written notice thereof to the other Party, select counsel reasonably satisfactory to the other Party and shall assume control of the defense of such action, suit, proceeding or claim; provided, however, that if a claim is brought against both Parties, Novartis shall assume control. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

               (ii) The Party not controlling such defense may participate therein at its own expense.


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
               (iii) The Party controlling the defense shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Where failure to settle any action, suit, proceeding or claim is unreasonably interfering with the Development or Commercialization of Licensed Products, Parties shall refer the matter to the independent evaluation of a mediator. The Party controlling the defense shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the other Party from all liability with respect thereto, or that imposes any liability or obligation on the other Party, without the prior written consent of the other Party.

          (c) Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Alnylam Patent Right Covering a Discovered RNAi Compound or a Licensed Product is invalid or otherwise unenforceable (an "Invalidity Claim"), whether as a defense in an infringement action brought by Alnylam or Novartis pursuant to Section 6.3, in a declaratory judgment action or in a Third Party Infringement Claim brought against Alnylam or Novartis, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim involving Patent Rights Controlled by the other Party without the consent of the other Party. If Novartis or its Affiliates incurs expenses to respond to Invalidity Claims involving Alnylam Patent Rights, Novartis shall, without limitation to any other rights or remedies available at Law or under this Agreement, be entitled to deduct such expenses against the amounts otherwise payable by Novartis pursuant to Section 4.4(e) with respect to the relevant Licensed Product.

          6.5 MAINTAIN LICENSES IN FORCE.

          Alnylam shall, and shall cause its Affiliates to, comply with all material terms and conditions of, and shall not, and shall cause its Affiliates not to, without Novartis's prior written consent, accelerate, terminate, cancel, amend or modify, or waive any claims or rights under the Listed Alnylam Third Party Agreements, or take any action, or fail to take any action, that gives a Listed Counterparty the right to accelerate, terminate, cancel, amend or modify any rights under the Listed Alnylam Third Party Agreements; provided, however, that Alnylam may take any action with respect to Listed Alnylam Third Party Agreements that does not affect any of Novartis's rights or obligations. Alnylam shall promptly notify Novartis if any Third Party party to any Listed Alnylam Third Party Agreement or any Third Party with which Alnylam has entered into a license agreement after the Effective Date that is material to the Research Collaboration, any Discovered RNAi Compound or any Licensed Product, alleges any breach, default, or event that with the passage of time or giving of notice could become a default, by Alnylam of any such license agreement. Novartis shall be entitled, but not obligated, to cure any alleged breach or default by Alnylam of a payment obligation or other obligation, if possible, under any such license agreement and set-off the cost of such cure against amounts otherwise owed to Alnylam hereunder. The Parties shall use commercially reasonable efforts following the Effective Date to effect agreements or amendments to the Listed Alnylam Third Party Agreements that will allow Novartis or its


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
Affiliates to directly pay any amounts due under such Listed Alnylam Third Party Agreements in the event that Alnylam defaults under any of its payment obligations and continue to permit Novartis to benefit from any rights granted under such Listed Alnylam Third Party Agreements and licensed to Novartis under this Agreement in the event of Alnylam's breach thereof.

          6.6 PATENT MARKING.

          Novartis shall comply with the patent marking statutes in each country in which a Licensed Product is made, offered for sale, sold or imported by Novartis, its Affiliates, licensees and/or sublicensees.

          6.7 TRADEMARKS.

          (a) Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

          (b) Novartis shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word "alnylam" or any other trademarks or trade dress of Alnylam or its Affiliates, and Alnylam shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word "novartis" or any other trademarks or trade dress of Novartis or its Affiliates.

          6.8 OPPOSITION.

          Novartis shall, and shall cause its Affiliates to, promptly after the Effective Date withdraw its opposition proceeding against Kreutzer-Limmer EP1144623.

          6.9 COORDINATION WITH LISTED ALNYLAM THIRD PARTY AGREEMENTS.

          To the extent that any of the provisions of a Listed Alnylam Third Party Agreement that have been delivered to Novartis prior to the Effective Date entitles a Listed Counterparty to participate in the prosecution, maintenance, enforcement or defense of one or more Alnylam Patent Rights that Novartis, pursuant to Sections 6.2, 6.3 or 6.4, is also entitled to participate in, Novartis shall coordinate its activities with the Listed Counterparty in a manner consistent with the restrictions set forth in such Listed Alnylam Third Party Agreement, and Alnylam shall provide reasonable cooperation to facilitate such coordination.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

          7.1 MUTUAL REPRESENTATIONS AND WARRANTIES.


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
          (a) Representations of Authority. Each Party represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

          (b) Consents. Each Party represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

          (c) No Conflict. Each Party each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of its obligations in the conduct of the Research Collaboration and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable Laws effective as of the Effective Date, and (b) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Effective Date.

          (d) Enforceability. Each Party represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

          (e) Employee Obligations. Each Party represents and warrants that all of its employees, officers, consultants and advisors who are or will be involved in the Research Collaboration have executed or will have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential such Party's Confidential Information. Each Party represents and warrants that, to its knowledge, none of its employees who are or will be involved in the Research Collaboration are, as a result of the nature of such Research Collaboration, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, non-competition or non-solicitation.

          7.2 REPRESENTATIONS AND WARRANTIES OF ALNYLAM.

          Alnylam represents and warrants to Novartis:

          (a) "Intellectual Property" shall mean, collectively all U.S. and non-U.S. registered, unregistered and pending Patent Rights and Know-How. "Owned Know-How" shall mean, collectively, all Know-How in which Alnylam or any of its Affiliates has an ownership interest. "Owned Patents" shall mean all Patent Rights in which Alnylam or any of its Affiliates has an ownership interest. "Owned Property" shall mean, collectively, (x) all Owned Patents, and (y) Owned Know-How. "Alnylam Property" shall mean, collectively, Intellectual Property Controlled by Alnylam pursuant to an IP Contract (collectively, the "Licensed Property") and the Owned Property.


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
          (b) Schedule 7.2(b) sets forth a complete and accurate list of (i) all Owned Patents, indicating the owner thereof, and all applications, registrations and grants with respect thereto, and (ii) all agreements pursuant to which Alnylam licensed, granted any rights to, or made any covenant not to sue with respect to any Alnylam Intellectual Property (collectively, the "IP Contracts"), specifically indicating, as applicable, each amendment thereto. Alnylam has disclosed to Novartis true and complete copies of all IP Contracts and all amendments thereto, except for the portions thereof which are subject to confidentiality obligations to the other party(ies) to such IP Contracts that do not relate to Novartis's rights or obligations under this Agreement. The restrictions set forth the copies of the IP Contracts delivered to Novartis and the rights that Alnylam has previously granted and is required to grant to Pre-Existing Alliance Parties under the terms as of the Effective Date of the Pre-Existing Alliance Agreements described in Section 3.1(e)(i) are the only restrictions to which Novartis's rights under Section 3.1(a) through (c) are subject.

          (c) Alnylam has granted no exclusive or co-exclusive rights under Broad RNAi Intellectual Property except as follows:

          (i) Alnylam has granted exclusive RNAi Therapeutic Rights to Pre-Existing Alliance Parties to an aggregate of [**] Targets without limitation as to therapeutic area and [**] Targets with rights initially limited to a defined therapeutic area, but with the licensee having a right of first negotiation for therapeutic rights outside such defined therapeutic area;

          (ii) Alnylam has granted options to Pre-Existing Alliance Parties to acquire exclusive RNAi Therapeutic Rights directed to an aggregate of [**] Targets, and options to acquire co-exclusive RNAi Therapeutic Rights for an aggregate of [**] Targets, provided that:

               (A) As of the Effective Date, the subject Targets have been selected by Pre-Existing Alliance Parties for [**] of the options enumerated above, and the availability of any Target to Pre-Existing Alliance Parties for the other options is subject either to Alnylam's discretion (in the case of [**] options) or to the existence of any active programs, contractual obligations to third parties or ongoing negotiations of Alnylam (in the case of [**] options);

               (B) In the case of a Pre-Existing Alliance Party holding options to acquire exclusive RNAi Therapeutic Rights for [**] Targets, such options are subject to the acceptance by Alnylam of proprietary Targets proposed by such Pre-Existing Alliance Party, one such proprietary Target having been accepted by Alnylam to date, and to the subsequent exercise by such Pre-Existing Alliance Party of an opt-in right upon [**] conducted under good laboratory practice;

               (C) In the case of a Pre-Existing Alliance Party holding options to acquire exclusive RNAi Therapeutic Rights for [**] Targets and co-exclusive RNAi Therapeutic Rights for [**] Targets:


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
                    (1) Alnylam may decline any request to grant any such option for a Target with respect to which: Alnylam has an active program in progress or due to start within [**]; is the subject of a contractual obligation to a third party that would preclude the grant of RNAi Therapeutic Rights for such Target to the Pre-Existing Alliance Party; or is the subject of a good faith negotiation with a third party to enter into such a contractual obligation within [**]; further provided that if Alnylam declines such a request and has not [**] with respect to the subject Target within [**] if Alnylam is working on such Target alone, or within [**] if such Target is subject to a contractual obligation with a third party that precludes Alnylam from granting such request and Alnylam is contractually able to revoke such third party's rights, then Alnylam will be obligated at such later time to grant such request. [**];

                    (2) On January 1 of each year until January 1, 2009, with
               respect to [**] for which co-exclusive RNAi Therapeutic Rights have been granted, such co-exclusive RNAi Therapeutic Rights shall [**] RNAi Therapeutic Rights;

                    (3) Such Pre-Existing Alliance Party has the right to
               purchase an option to [**] each year beginning on January 1, 2007; and

                    (4) On each occasion that such Pre-Existing Alliance Party
               [**], it has the right to receive an [**], the RNAi Therapeutic Rights available [**] RNAi Therapeutic Rights. As of the Effective Date, such Pre-Existing Alliance Party [**].

               (D) In the case of a Pre-Existing Alliance Party holding options for exclusive RNAi Therapeutic Rights for [**] Targets, Alnylam [**] of such an option with respect to any Target.

               (E) In the case of a Pre-Existing Alliance Party holding options for exclusive RNAi Therapeutic Rights for[**]Targets, Alnylam will review in good faith any request to grant any such option for a Target, subject to the following: (i) any commitments to third parties that Alnylam may have with respect to such target(s) and (ii) ongoing activities or activities under consideration by Alnylam relating to its business or scientific interests.

          (iii) With respect to RNAi Compounds [**], Alnylam has granted a Pre-Existing Alliance Party options for [**] of Targets.

          (iv) With respect to the Encumbered Fields, Alnylam (A) has agreed with certain Pre-Existing Alliance Parties not to Discover, Develop, Commercialize or Manufacture RNAi Compounds and RNAi Products with third parties, excepting research institutions and/or contract service organizations, and (B) has granted such Pre-Existing Alliance Parties rights of first negotiation to collaborate with Alnylam in such Encumbered Fields, and to receive exclusive RNAi Therapeutic Rights with respect to such Encumbered Fields, [**] for which such RNAi Therapeutic Rights may be granted; provided, however, that such limitations with respect to Encumbered Fields will expire as set forth in the definition thereof.


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
          (d) Except as set forth in Schedule 7.2(b), Alnylam or a subsidiary is the sole and exclusive owner of all of the Owned Property, and, with respect to the Owned Patents, is listed in the records of the appropriate U.S. or non-U.S. governmental authority as the sole and exclusive owner of record for each registration, grant and application listed in Schedule 7.2(b). Alnylam and its predecessors-in-interest to all Owned Property that is Broad RNAi Intellectual Property have obtained from all individuals who participated in the development or inventorship of such Broad RNAi Intellectual Property (as employees of Alnylam or any predecessor, as consultants, as employees of consultants or otherwise), effective assignments of any and all rights of such individuals in such Broad RNAi Intellectual Property. To Alnylam's knowledge, Alnylam and its predecessors-in-interest to all other Owned Property have obtained from all individuals who participated in the development or inventorship of such Owned Property (as employees of Alnylam or any predecessor, as consultants, as employees of consultants or otherwise), effective assignments of any and all rights of such individuals in such Owned Property. No officer or employee of Alnylam or any Affiliate thereof is subject to any agreement with any Third Party that requires such officer or employee to assign to a Third Party any interest in inventions or other Intellectual Property conceived during such officer's or employee's appointment or employment with Alnylam or its Affiliate.

          (e) No act has been done or omitted to be done by Alnylam or any Affiliate thereof, or, to the knowledge of Alnylam, by any direct or indirect licensee or collaborator of Alnylam or any Affiliate thereof, or any Person with which Alnylam or any subsidiary is a co-owner of any Owned Property, which has had or is reasonably likely to have the effect of canceling, forfeiting, abandoning or dedicating to the public, or entitling any U.S. or non-U.S. governmental authority or any other Person to cancel, forfeit, modify or consider abandoned, any Owned Property, or give any Person any rights with respect thereto (other than pursuant to an IP Contract listed in Schedule 7.2(b)). Except as set forth in Schedule 7.2(e), neither Alnylam nor any Affiliate has any knowledge of any facts or claims which cause or would cause any Owned Property to be invalid or unenforceable, and neither Alnylam nor any Affiliate thereof has received any written notice that any Person may bring such a claim. Alnylam or one of its subsidiaries owns, free and clear of any lien or encumbrance (except for encumbrances expressly set forth in an IP Contract listed in Schedule 7.2(b)), or otherwise has the valid right to use through an IP Contract listed in Schedule 7.2(b), all Alnylam Property. No proceedings or claims in which Alnylam or any Affiliate alleges that any Person is infringing upon, or otherwise violating, any Owned Property, or, to Alnylam's knowledge, any Licensed Property, are pending, and none have been served by, instituted or asserted by Alnylam or any such Affiliate, nor are any proceedings threatened alleging any such violation or infringement. Neither Alnylam nor any subsidiary has divulged, furnished to or made accessible to any Person, any material Know-How that is Confidential Information included in Alnylam Property without prior thereto having obtained an enforceable agreement of confidentiality from such Person. All key personnel employed by Alnylam and any subsidiary have executed an enforceable agreement of confidentiality. Alnylam and its Affiliates have taken and will continue to take reasonable measures to maintain the confidentiality of the Alnylam Know-How that is Confidential Information in a manner consistent with prudent


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
commercial practice in the biopharmaceuticals industry. Neither Alnylam nor its Affiliates have materially breached the terms of any IP Contract, or otherwise taken any action, or failed to take any action, that would give a Third Party the right to accelerate, terminate, cancel, amend or modify any IP Contract (which breach, action or inaction has not been cured or waived in writing), and neither Alnylam nor its Affiliates have received any notice alleging such breach, action or inaction (which breach, action or inaction has not been cured or waived in writing). To Alnylam's knowledge, no Third Party has breached the terms of any IP Contract, and neither Alnylam nor its Affiliates have issued any notice alleging such breach. The exercise by Novartis of the rights and licenses thereunder, do not require the consent of any Third Party, including the Third Party parties to the Listed Alnylam Third Party Agreements.

          (f) With respect to each of the Owned Patents: (i) all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Entities for the purpose of maintaining such Patents; (ii) to Alnylam's reasonable belief, such Patents disclose patentable subject matter under 35 U.S.C. Section 101 and its counterparts under non-U.S. law, and there are no inventorship challenges or interferences declared or, to Alnylam's knowledge, provoked with respect to such Patents; (iii) Alnylam and each Affiliate have complied with the required duty of candor and good faith in dealing with the U.S. Patent and Trademark Office and similar Governmental Entities (collectively, "Patent Offices"), including the duty to disclose to the Patent Offices all information required to be disclosed under all applicable laws and regulations; and (iv) other than through an IP Contract listed in Schedule 7.2(b), no third party, including any academic organization or governmental authority, possesses rights to such Patents.

          (g) As of the date that Alnylam delivers a Blocked Target List to the Gatekeeper, each of the Targets included on the Blocked Target List are (i) the subject of a material commitment made by Alnylam to an Alnylam Program directed to such Target or (ii) subject, pursuant to a written agreement entered into by Alnylam, to rights that Alnylam granted to a Third Party, in each of case (i) and (ii) prior to the delivery to Alnylam of such Target List or Supplemental Target List, as the case may be, in which such Target was identified.

          (h) Except as set forth on Schedule 7.2(h), Alnylam is not aware of [**] broad RNAi technology that are not included in any license grants by Alnylam to Novartis under Article III.

          (i) Schedule 7.2(i) identifies all Listed Alnylam Third Party Payment obligations existing as of the Effective Date.

          (j) Schedule 7.2(j) identifies all agreements pursuant to which Alnylam is precluded from including one or more Target(s) in the Research Collaboration.


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
          7.3 EFFECTIVE DATE OF REPRESENTATIONS.

          The representations and warranties set forth in Sections 7.1 and 7.2 are, except as expressly provided above, being made by the Parties solely as of the Effective Date. Without limiting the foregoing or any covenant or other provision of this Agreement, in the event that during the Research Term, there occurs any circumstances that would render any of the representations and warranties made in Sections 7.2(c) through 7.2(g) untrue with respect to any Alnylam Intellectual Property that Covers a Discovered RNAi Compound or any Broad RNAi Intellectual Property if such representations and warranties were given subsequent to the Effective Date, then Alnylam shall notify Novartis in a reasonably detailed writing within thirty (30) days after becoming aware of such circumstances. In connection with Novartis's bona fide consideration of acquiring the Adoption License, Alnylam shall afford Novartis and its attorneys and authorized representatives reasonable access to all relevant Patent Rights files, contracts, correspondence, records and Patent personnel of Alnylam and its Affiliates in order to permit Novartis to conduct due diligence with respect to the Broad RNAi Intellectual Property.

          7.4 NO WARRANTIES.

          EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 7.1 OR 7.2, OR IN THE STOCK PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII

                              TERM AND TERMINATION

          8.1 TERM.

          (a) Term of Research Collaboration.

          (i) The Selection Term will commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date (the "Selection Term"), which Selection Term may be extended for up to two (2) additional one- (1-) year periods, at Novartis's election upon the provision of written notice to Alnylam not later than ninety (90) calendar days prior to the end of the then current Selection Term. Notwithstanding the foregoing, the Selection Term may be terminated earlier pursuant to Sections 8.2 or 8.3.

          (ii) If, at any time following the second (2nd) anniversary of the Effective Date but prior to the Adoption Date, Novartis determines in its sole discretion that the conduct of the Research Collaboration as a whole is failing, and is likely to continue to fail, to produce successful results with respect to the Selected Targets, then Novartis may terminate this Agreement upon at least ninety (90) calendar days written notice to Alnylam. Upon the effective date of a termination under this Section 8.1(a)(ii), this Agreement shall terminate in its entirety subject to Section 8.4(f).

          (iii) The Research Collaboration will commence on the Effective Date and shall continue until the completion of Alnylam's scheduled participation in the Active Programs initiated during the Selection Term in accordance with their respective Research Plans (the "Research Term"); provided, however, that in no event shall the Research Term extend for more than three (3) months after the end of the Selection Term.

          (iv) Upon the expiration or termination of the Research Term (except pursuant to Section 8.1(a)(ii)), (A) Alnylam's participation in all Active Programs will cease, (B) the Joint Steering Committee shall dissolve, and (C) all of Novartis's rights under this Agreement with respect to Selected Targets on the B List (as of the date of such expiration or termination) shall terminate; provided, however, that

               (x) Novartis shall be entitled within thirty (30) days following such expiration or termination to select one or more of the Selected Targets then on the B List, with respect to which Novartis and its Affiliates will have the exclusive right to (1) Discover RNAi Compounds directed at such Selected Targets, (2) Develop, Commercialize or Manufacture such RNAi Compounds, and (3) Discover, Develop, Commercialize or Manufacture Licensed Products containing such RNAi Compounds (provided, further that for all other purposes under this Agreement, such RNAi Compounds and such Licensed Products shall be treated as Adopted Products); and

               (y) Alnylam shall be entitled within thirty (30) days following Novartis's selection, to select an equal number of Targets with respect to which Alnylam and its Affiliates will have the exclusive right to (1) Discover RNAi Compounds directed at such Targets, (2) Develop, Commercialize or Manufacture such RNAi Compounds, and (3) Discover, Develop, Commercialize or Manufacture products containing such RNAi Compounds.

All other rights and obligations under this Agreement shall continue or terminate in accordance with the terms of this Agreement.

          (b) Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue, subject to Sections 2.4(b), 8.1(a)(ii), 8.2 and 8.3, in accordance with its terms until with respect to a Licensed Product in a particular country, the expiration of such Licensed Product's Royalty Term in such country. Without prejudice to any other rights or remedies available at law or in equity, neither Party shall have the right to terminate any right or obligation under this Agreement except pursuant to Sections 2.4(b), 8.1(a)(ii),
8.2 or 8.3.

          8.2 TERMINATION FOR CAUSE.

          (a) During or following the Research Term, Novartis may terminate this Agreement upon ninety (90) calendar days' prior written notice to Alnylam upon the material breach by Alnylam of any of its representations, warranties or obligations under


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
this Agreement; provided that such termination shall become effective only if Alnylam fails to remedy or cure the breach within ninety (90) calendar days of receiving such notice.

          (b) During the Research Term, Alnylam may terminate this Agreement on a Active Program-by-Active Program basis if Novartis fails to make three (3) or more undisputed payments when due to Alnylam under this Agreement with respect to such Active Program (including milestone payments in respect of a Selected Target that are the subject of such Active Program) if, with respect to each such payment failure, Novartis fails to remedy or cure such payment failure within ninety (90) calendar days of receiving notice of such payment failure.

          (c) In the event that, prior to the Adoption Date, Alnylam has terminated this Agreement pursuant to Section 8.2(b) with respect to at least five (5) Active Programs, Alnylam shall have the right to terminate this Agreement in its entirety.

          (d) Following the Research Term, Alnylam may terminate this Agreement on a country-by-country, Licensed Product-by-Licensed Product basis upon ninety
(90) calendar days' prior written notice to Novartis upon the material breach by Novartis with respect to such country and Licensed Product of any of its representations, warranties or obligations under this Agreement; provided that such termination shall become effective only if Novartis fails to remedy or cure the breach within ninety (90) calendar days of receiving such notice.

          8.3 TERMINATION FOR BANKRUPTCY.

          If at any time during the term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the "Bankrupt Party") occurs, the other Party (the "Non-Bankrupt Party") shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) calendar days written notice to the Bankrupt Party. It is agreed and understood that if the Non-Bankrupt Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, then, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Non-Bankrupt Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, the Bankrupt Party shall not have the right to terminate any license granted herein, and in the event that Alnylam is the Bankrupt Party, the operation of the Joint Steering Committee shall immediately cease. The term "Event of Bankruptcy" shall mean, with respect to a
Party: (a) filing by such Party in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (b) a Person proposing a written agreement of composition or extension of a Bankrupt Party's debts; (c) such Party being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) calendar days after the filing thereof; (d) such Party proposing or being a party to any dissolution or liquidation of such Party; or
(e) such Party making a general assignment


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
for the benefit of creditors. If this Agreement is terminated by Novartis pursuant to this Section 8.3 due to the rejection of this Agreement by or on behalf of Alnylam or one or more of its Affiliates under Section 365 of Title 11, United States Code (the "Bankruptcy Code"), all licenses and rights to licenses granted under or pursuant to this Agreement by Alnylam or its Affiliates to Novartis are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Novartis, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against Alnylam or one or more of its Affiliates under the Bankruptcy Code, Novartis shall be entitled to a complete duplicate of or complete access to (as Novartis deems appropriate) any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Novartis (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Novartis, unless Alnylam elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Alnylam upon written request therefor by Novartis. The foregoing provisions of this Section 8.3 are without prejudice to any rights Novartis may have arising under the Bankruptcy Code or other applicable Law.

          8.4 EFFECT OF EXPIRATION OR TERMINATION.

          (a) If Novartis terminates this Agreement pursuant to Section 8.2(a), then (x) Novartis obligations under Sections 2.4 and 3.4 and Alnylam's rights under Section 3.2 shall terminate, (y) Alnylam's obligations under Sections 2.6 and 2.7 and Article VI shall continue, and (z) Novartis's rights under Article III shall continue subject only to the obligation to pay to Alnylam the amounts due under Sections 4.4 as they become due; provided, however, in the event that such termination was due to: (i) the purported grant to a Third Party of license rights granted exclusively to Novartis under this Agreement that adversely affects Novartis; (ii) the disclosure by Alnylam of material Confidential Information of Novartis in violation of Article V of this Agreement; (iii) Alnylam ceasing to perform its funded obligations during the Research Term; or
(iv) the material breach by Alnylam of any of the representations or warranties set out in Article VII for which Novartis has not been indemnified in full, Novartis shall only be obligated to pay to Alnylam [**] percent ([**]%) of the amounts otherwise due under Sections 4.4 as they become due, and [**] Alnylam with respect thereto.

          (b) If Alnylam terminates this Agreement pursuant to Section 8.2(b) with respect to an Active Program, then (i) all of Novartis's licenses under Sections 2.6 and 3.1(a) and (b) and Alnylam's rights under Section 3.2 with respect to the Selected Target, Discovered RNAi Compound and Collaboration Product that are the subject of such Active Program shall terminate, (ii) each Party shall promptly return to the other Party all Confidential Information of the other Party pertaining exclusively to such Active Program, (iii) Alnylam may undertake the Discovery, Development, Manufacture and Commercialization of the Selected Target, Discovered RNAi Compound and


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
Collaboration Product that are the subject of such Active Program, and (iv) all other terms of this Agreement shall remain in effect.

          (c) If Alnylam terminates this Agreement in its entirety pursuant to
Section 8.2(c), then (i) this Agreement, subject to Section 8.4(f), including all licenses granted under Article III, shall terminate, and (ii) each Party shall promptly return to the other Party all Confidential Information of the other Party.

          (d) If Alnylam terminates this Agreement pursuant to Section 8.2(d), then all provisions of this Agreement, including the licenses granted under
Article III, with respect to the relevant terminated Licensed Product(s) in the relevant country(ies) granted by Alnylam to Novartis hereunder shall terminate.

          (e) Upon the expiration of the Royalty Term applicable to any Licensed Product in a country, Novartis's and its Affiliates' licenses under Sections 3.1(b) or (c) with respect to such Licensed Product in such country shall convert to perpetual, irrevocable, non-exclusive, transferable, paid-up, royalty-free license with the right to sublicense in such country, to Discover, Develop, Commercialize or Manufacture such Licensed Product in such country.

          (f) Survival. The expiration or termination of any right or obligation under this Agreement for any reason will not affect obligations, including the payment of any royalties and milestones, that have accrued as of the date of such expiration or termination, as the case may be, and the provisions set forth in Sections 4.8 and 4.9 and Articles V, VII, VIII and IX shall survive such expiration or termination.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.1 INDEMNIFICATION.

          (a) By Alnylam. Alnylam shall defend, indemnify and hold harmless Novartis, its Affiliates and their respective directors, officers, employees and agents, at Alnylam's cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of any Third Party claim based on (i) any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement, or any claim the allegations of which, if true, would constitute a breach of the representations or warranties set forth in this Agreement, or
(ii) the negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement, or (iii) any Product Liability Claim relating to a product that is Discovered, Developed, Manufactured or Commercialized by Alnylam (excluding, for the avoidance of doubt, Licensed Products), except to the extent that such claims arise out of any negligence or willful misconduct of Novartis or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents. "Product Liability Claim" shall mean, with respect to a product, any Third Party claim, suit, action, proceeding, liability or obligation


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
involving any actual or alleged death or bodily injury arising out of or resulting from the use of such product.

          (b) By Novartis. Novartis shall defend, indemnify and hold harmless Alnylam, its Affiliates and their respective directors, officers, employees and agents at Novartis's cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of any Third Party claim based on (i) any breach by Novartis of any of its representations, warranties or obligations pursuant to this Agreement, or any claim the allegations of which, if true, would constitute a breach of the representations or warranties set forth in this Agreement, or
(ii) the negligence or willful misconduct of Novartis or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement, or (iii) any Product Liability Claim relating to a Licensed Product, except to the extent that such claims arise out of any negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents.

          (c) Claims for Indemnification with respect to Third Parties.

               (i) With regard to any Third Party claim for which indemnification may be sought under this Section 9.1 against a person entitled to indemnification under this Section 9.1 (an "Indemnified Party"), the Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to such Third Party claim or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 9.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

               (ii) Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

               (iii) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees


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     and expenses of more than one counsel in any one jurisdiction for all
     Indemnified Parties.

               (iv) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

               (v) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

          9.2 CHOICE OF LAW.

          This Agreement shall be governed by and interpreted under the laws of in effect in the Commonwealth of Massachusetts, excluding its conflicts of laws principles.

          9.3 NOTICES.

          Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four (4) days after deposit in the mail or the next Business Day following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee's telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 9.3):

          If to Alnylam:

          Alnylam Pharmaceuticals, Inc.
          300 Third Street, 3rd Floor
          Cambridge, Massachusetts 02142
          Attention: Senior Vice President of Business Development
          Fax: (617) 551-8101


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
          With a copy (which shall not constitute notice) to:

          Wilmer Cutler Pickering Hale and Dorr LLP
          60 State Street
          Boston, MA 02109
          Attention: Steven D. Singer, Esq.
          Fax: (617) 526-5000

          If to Novartis:

          Novartis Institutes for BioMedical Research, Inc.
          250 Massachusetts Avenue
          Cambridge, Massachusetts 02139
          Attention: General Counsel
          Fax: (617) 871-3354

          With a copy (which shall not constitute notice) to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019
          Attention: Morton A. Pierce, Esq.
                     Stanton J. Lovenworth, Esq.
          Fax: (212) 259-6333

          9.4 SEVERABILITY.

          If, under applicable Law any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement ("Severed Clause"), then, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

          9.5 INTERPRETATION.

          Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." The word "or" shall be construed to have the same meaning and effect as "and/or." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person's successors and


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
assigns, (d) the words "herein", "hereof' and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          9.6 INTEGRATION.

          This Agreement, the CRT Sublicense Agreement and the Stock Purchase Agreement constitute the entire agreement between the Parties with respect to the within subject matter and supersedes all previous agreements, whether written or oral. This Agreement may be amended only in writing signed by properly authorized representatives of each of the Parties.

          9.7 INDEPENDENT CONTRACTORS; NO AGENCY.

          Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party's employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party's written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party's legal relationship under this Agreement to the other Party shall be that of independent contractor. The Parties agree and acknowledge that neither owes any fiduciary duties to the other.

          9.8 ASSIGNMENT; SUCCESSORS.

          Neither Alnylam nor Novartis may assign this Agreement in whole or in part without the consent of the other Party and such attempted assignment shall be deemed null and void; provided, however, that either Party may assign this Agreement (i) to an Affiliate on the condition that the assigning Party shall remain primarily liable hereunder for the prompt and punctual payment and performance of all obligations of the assignee, or (ii) to a Third Party in connection with a sale or transfer of all or substantially all of the assigning Party's business to which this Agreement relates. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

          9.9 EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES.

          This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.


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          9.10 WAIVERS.

          No failure on the part of Novartis or Alnylam to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

          9.11 NO CONSEQUENTIAL OR PUNITIVE DAMAGES.

          NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF, OR OTHERWISE UNDER, THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.11 IS INTENDED TO LIMIT OR RESTRICT (i) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 9.1 OR (ii) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE V.

          9.12 ACTIONS OF AFFILIATES.

          Each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.

          9.13 EXPENSES.

          Except as otherwise expressly set forth in this Agreement, each Party shall be solely responsible for the expenses it incurs in connection with its performance of the activities contemplated by this Agreement.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Alnylam and Novartis have caused this Agreement to be duly executed by their authorized representatives, as of the date first written above.

                                        ALNYLAM PHARMACEUTICALS, INC.


                                        By: /s/ John M. Maraganore
                                            ------------------------------------
                                        Name: John M. Maraganore
                                              ----------------------------------
                                        Title: President and CEO
                                               ---------------------------------


                                        NOVARTIS INSTITUTES FOR BIOMEDICAL
                                        RESEARCH, INC.


                                        By: /s/ Mark C. Fishman
                                            ------------------------------------
                                        Name: Mark C. Fishman
                                              ----------------------------------
                                        Title: President & CEO
                                               ---------------------------------

                                  SCHEDULE 1(B)

                            BROAD RNAI PATENT RIGHTS

[**]

                                  SCHEDULE 1(L)

                      LISTED ALNYLAM THIRD PARTY AGREEMENTS

Co-Exclusive License Agreement between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc. dated December 20, 2002.

Co-Exclusive License Agreement between Garching Innovation GmbH and Ribopharma AG dated July 30, 2003.

Licence Agreement between Cancer Research Technology Ltd. and Alnylam Pharmaceuticals, Inc. dated July 18, 2003.

Agreement between the Board of Trustees of the Leland Stanford Junior University and Alnylam Pharmaceuticals, Inc. dated September 17, 2003.

Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004.

Research Collaboration and License Agreement between Merck & Co., Inc., Alnylam Pharmaceuticals, Inc. and Alnylam Holding Co., dated September 08, 2003.

Collaboration and License Agreement between Merck & Co., Inc. and Alnylam Pharmaceuticals, Inc., dated June 29, 2004.

Collaboration Agreement by and between Alnylam Pharmaceuticals, Inc. and Medtronic, Inc., dated February 08, 2005.

License and Option Agreement between GeneCare Research Institute Co., Ltd. and Alnylam Pharmaceuticals, Inc., dated January 06, 2005.

License and Option Agreement between Nastech Pharmaceutical Company, Inc., and Alnylam Pharmaceuticals, Inc., dated July 20, 2005.

License Agreement between Benitec Australia, Ltd. and Alnylam Pharmaceuticals, Inc., dated April 08, 2005.

License Agreement between Garching Innovation GmbH and Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated October 18, 2004.

Award Letter from Cystic Fibrosis Foundation Therapeutics (CFFT) to Alnylam Pharmaceuticals, Inc., dated March 15, 2005.

Sponsored Research Agreement between Mayo Foundation for Medical Education and Research and Alnylam Pharmaceuticals, Inc., dated October 01, 2003.

Award Letter from Michael J. Fox Foundation (MJFF) to Alnylam Pharmaceuticals, Inc., dated July 07, 2005

License Agreement between South Alabama Medical Sciences Foundation (SAMSF) and Alnylam Pharmaceuticals, Inc., dated November 18, 2004.

[**]

                                  SCHEDULE 1(P)

                        PRE-EXISTING ALLIANCE AGREEMENTS

Research Collaboration and License Agreement between Merck & Co., Inc., Alnylam Pharmaceuticals, Inc. and Alnylam Holding Co., dated September 8, 2003.

Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004.

Collaboration and License Agreement between Merck & Co., Inc. and Alnylam Pharmaceuticals, Inc., dated June 29, 2004.

License and Option Agreement between GeneCare Research Institute Co., Ltd. and Alnylam Pharmaceuticals, Inc., dated January 6, 2005.

Collaboration Agreement by and between Alnylam Pharmaceuticals, Inc. and Medtronic, Inc., dated February 08, 2005.

License Agreement between Benitec Australia, Ltd. and Alnylam Pharmaceuticals, Inc., dated April 8, 2005.

License and Option Agreement between Nastech Pharmaceutical Company, Inc., and Alnylam Pharmaceuticals, Inc., dated July 20, 2005.

                               SCHEDULE 3.1(F)(II)

                 CANCER RESEARCH TECHNOLOGY SUBLICENSE AGREEMENT

                                LICENSE AGREEMENT

This LICENSE AGREEMENT (this "License Agreement"), effective as of October 12, 2005 (the "Effective Date"), is by and between Novartis Institutes for BioMedical Research, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 250 Massachusetts Avenue, Cambridge, Massachusetts 02139 ("Novartis"), and Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142 ("Alnylam"). Novartis and Alnylam are each sometimes referred to herein individually as a "Party" and collectively as "Parties."

                                    RECITALS

          WHEREAS, Novartis and Alnylam have entered into the RESEARCH COLLABORATION AND LICENSE AGREEMENT (the "Collaboration Agreement") as of the Effective Date;

          WHEREAS, Alnylam U.S., Inc. (then known as Alnylam Pharmaceuticals, Inc.) is a party to that certain License Agreement (the "CRT Agreement"), dated July 18, 2003, with Cancer Research Technology Limited ("CRT").

          WHEREAS, Alnylam wishes to sublicense to Novartis, and Novartis wishes to sublicense from Alnylam, the CRT Patent Rights (as defined in the CRT Agreement) pursuant to the terms of this License Agreement.

          NOW, THEREFORE, in consideration of the respective covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Novartis agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

          All capitalized terms used herein that are not otherwise defined herein shall have the meaning given to such terms in the Collaboration Agreement.

          "Blocking IP" shall mean any and all Patent Rights (other than those licensed under this Licence Agreement or Patent Rights Controlled by Alnylam) which, if claims covering subject matter of such Patent Rights issue, would render the use, development, manufacture, sale, or other disposal of a Licensed Product which is a CRT

Licensed Product unlawful in the absence of a license to such Patent Rights from a Third Party, it being understood that Blocking IP shall include (i) any intellectual property rights licensed from a Third Party other than CRT by Novartis pursuant to Section 4.4(e)(iii) of the Collaboration Agreement, and
(ii) any Blocking RNAi Intellectual Property licensed from a Third Party other than CRT by Novartis pursuant to Section 4.5 of the Collaboration Agreement, if, with respect to clauses (i) and (ii), such intellectual property rights would apply to a Licensed Product which is a CRT Licensed Product.

          "CRT Agreement" shall have the meaning given to such term in the Recitals.

          "CRT Field" shall mean the development of RNAi Products for the treatment of human disease (including by means of gene therapy).

          "CRT Licensed Product" shall mean a product or products which, or the process of production of which, or the use of which falls within the scope of a Valid Claim (as defined in the CRT Agreement) of the CRT Patent Rights.

          "CRT Patent Rights" shall have the meaning given to such term in the CRT Agreement, which include the rights identified on Schedule A hereto.

                                    ARTICLE 2

                                  LICENSE GRANT

          2.1  RESEARCH TERM

          Subject to the terms and conditions of the Collaboration Agreement and of Section 2.5 of this License Agreement, Alnylam hereby grants to Novartis and its Affiliates a worldwide, royalty-free, non-sublicensable right and sublicense under CRT Patent Rights to, during the Research Term, (i) perform Novartis's obligations under the Research Collaboration, (ii) engage in any and all Discovery activities directed to the CRT Field, and (iii) Discover RNAi Compounds directed at the Selected Targets (other than Selected Targets that are the subject of Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c) of the Collaboration Agreement). The rights granted under clauses (i) and (ii) shall be non-exclusive, and the rights granted under clause (iii) shall be exclusive, subject to Alnylam's right (itself or through its Affiliates) to perform its obligations under the Research Collaboration or to pursue Abandoned Programs that do not become Active Programs pursuant to Sections 2.3(b) or 2.6(c) of the Collaboration Agreement).

          2.2  COLLABORATION PRODUCTS

          Subject to the terms and conditions of the Collaboration Agreement and of Section 2.5 of this License Agreement, Alnylam hereby grants to Novartis and its Affiliates an exclusive (subject to Alnylam's right (itself or through its Affiliates) to perform its obligations under the Research Collaboration), worldwide, royalty-bearing, sublicensable (subject to Section 3.1(d) of the Collaboration Agreement) right and sublicense under CRT Patent Rights to (i) Discover, Develop, Commercialize or Manufacture Collaboration Products for all applications in the CRT Field, and
(ii) to Develop, Commercialize or Manufacture Discovered RNAi Compounds.

          2.3  TECHNOLOGY ADOPTION OPTION

          Upon Novartis's written election during the Research Term (following such time as the Collaboration Success Milestone has been achieved) and Novartis's or its Affiliate's tender to Alnylam of the Adoption Consideration (the date of such tender, the "Adoption Date"), Alnylam hereby grants, in addition to the licenses granted in Sections 2.1 and 2.2, to Novartis and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, royalty-bearing right and license, subject to the terms and conditions of the Collaboration Agreement and of Section 2.5 of this License Agreement, under CRT Patent Rights to engage in any and all activities in the CRT Field, including all Discovery, Development, Commercialization and Manufacturing activities directed to the CRT Field (the "Adoption License"). Novartis's rights under the Adoption License are non-sublicensable; provided, however, that Novartis may engage Third Party contractors, including contract research organizations, contract employees, consultants, contract manufacturers and the like.

          2.4  NOVARTIS SUBLICENSE RIGHTS

          The sublicensing of Novartis's rights under Section 2.2 will be subject to the following provisions: (i) Novartis's sublicensees shall have no right to grant further sublicenses without Alnylam's written consent, which consent shall not be unreasonably withheld or delayed; and (ii) Novartis shall be primarily liable for any failure by its sublicensees to comply with, and Novartis guarantees to Alnylam the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this License Agreement.

          2.5  RESERVATION OF RIGHTS

          (i) For the sake of clarity, save to the extent necessary for the Development and/or Commercialization of Licensed Products which are CRT Licensed Products in the CRT Field, neither Novartis nor any Affiliate is granted the right to make use of the CRT Patent Rights to research, develop, use, keep, make, have made, sell and otherwise dispose or offer to dispose of products:

               a) for any diagnostic application;

               b) as research tools or reagents;

               c) for target validation; or

               d) small molecule drug discovery

including the provision of services in relation thereto to Affiliates or Third Parties (as defined in the CRT Agreement).

          (ii) Novartis acknowledges and agrees that, pursuant to Clause 2.3 of the CRT Agreement, CRT and Cancer Research UK shall have the right to use, and CRT shall have the right to consent to the use by academic research institutions (including for the sake of clarity those in receipt of Cancer Research UK funding) of, the CRT Patent Rights in the Field for internal, or in collaboration with another academic research institution, non-commercial, non-commercially sponsored research. For the sake of clarity, Cancer Research UK-funded Researchers (as defined in the CRT Agreement) shall be permitted under the CRT Patent Rights to conduct clinical trials of potential dsRNA therapeutic agents as part of their Cancer Research UK-funded academic research.

          (iii) Novartis acknowledges and agrees that the grants by Alnylam under CRT Patent Rights set forth in Sections 2.1 through 2.4 will be subject to the same rights, and limited to the same extent, as rights Alnylam has previously granted under Alnylam Patent Rights to Pre-Existing Alliance Parties, and shall be subject to the terms and conditions of Sections 3.1(e) through (g),
6.5 and 6.9 of the Collaboration Agreement as though CRT Patent Rights were included in Alnylam Patent Rights and the CRT Agreement was a Listed Alnylam Third Party Agreement.

                                    ARTICLE 3

                              FINANCIAL PROVISIONS

          3.1  UPFRONT CONSIDERATION

          In consideration of the rights granted to Novartis under this License Agreement as of the Effective Date, Novartis shall pay, or cause to be paid, to Alnylam [**] dollars ($[**]) within ten (10) Business Days following the Effective Date.

          3.2  TECHNOLOGY ADOPTION

          In the event that Novartis elects, pursuant to the terms of Section 2.3, to exercise its right to acquire the Adoption License, Novartis shall, or shall cause one of its Affiliates to, pay to Alnylam a one-time technology adoption fee of [**] dollars ($[**]) in relation to the grant of the CRT Patent Rights under Section 2.3.

          3.3  ROYALTIES

          Novartis shall pay, or cause to be paid, to Alnylam royalties of [**] per cent ([**]%) of Net Sales (as defined in the CRT Agreement) of Royalty Licensed Products (as defined in the CRT Agreement) in the CRT Field.

          3.4  ROYALTY STACKING

          Provided always that the royalty payable under Section 3.3 of this License Agreement to Alnylam shall not in any event be reduced below [**] percent ([**]%), if at any time prior to or during the period for the payment of royalties under this License Agreement in relation to any particular territory, Novartis (or its Affiliate as the case may

be) or a Sub-licensee (as defined in the CRT Agreement) elects in its reasonable opinion to take a license from a Third Party to any Blocking IP (as defined in the CRT Agreement) to develop, make, sell or otherwise dispose of Licensed Products, the royalties set forth in Section 3.3 applicable to such Licensed Product (as defined in the CRT Agreement) shall be reduced by [**]% of the amount paid to such Third Party to access said Blocking IP.

          3.5  RECONCILIATION WITH ROYALTY OBLIGATIONS UNDER AGREEMENT

          Any amounts paid by Novartis to Alnylam pursuant to Section 3.3 of this License Agreement, as adjusted in accordance with Section 3.4, shall be considered a Listed Alnylam Third Party Payment for the purposes of Section 4.4 of the Collaboration Agreement.

                                   ARTICLE IV

                          COMPLIANCE WITH CRT AGREEMENT

          Pursuant to the requirements of Clause 2.4 of the CRT Agreement:

          4.1  TERMINATION

          The term and termination of this License Agreement shall be governed by Article VIII of the Collaboration Agreement as though CRT Patent Rights were included in Alnylam Patent Rights, provided that:

          (a) This License Agreement shall terminate automatically on the expiry or termination for whatever reason of the CRT Agreement.

          (b) In the event of termination of the CRT Agreement pursuant to Clause 10 of the CRT Agreement, CRT has agreed that it will enter into a direct licensing arrangement with Novartis on terms substantially similar to those contained herein save that any license granted by CRT to Novartis shall be consistent with the terms of this License Agreement in relation to field, territory, exclusivity, rights to sub-license and payment provisions. However, in the event of termination of the CRT Agreement by Alnylam pursuant to Clause
10.2 of such CRT Agreement, the provisions of the foregoing sentence shall apply save that the granting of such license by CRT shall be subject to CRT's consent. Novartis acknowledges and agrees that (i) CRT shall have no obligation to enter into a direct licensing arrangement with Novartis where Novartis is in default of its obligations under this License Agreement; (ii) CRT shall not be expected to take any responsibility for any disputes between Alnylam (or its Affiliate as the case may be) and Novartis relating to the terms of this License Agreement, and (iii) notwithstanding the foregoing provisions of this Section 4.1(b), CRT shall not be obliged to enter into a direct license with Novartis in circumstances in which Novartis reserves any right to maintain a claim against CRT where such claim was previously maintained against Alnylam (or its Affiliate as the case may be).

          4.2  BOOKS AND RECORDS

          Novartis shall undertake to CRT directly to allow CRT the same access to Novartis's books and records as CRT has to Alnylam's books and records under the CRT Agreement; and

          4.3  ASSIGNMENT

          (a) Subject to Section 4.3(b), neither Party shall without the prior written consent of the other Party, which shall not be unreasonably withheld, assign the benefit and/or burden of this License Agreement nor sub-contract any of its obligations hereunder unless otherwise permitted by the terms hereof.

          (b) Either Party shall be entitled to assign the benefit and/or burden of this License Agreement to any Affiliate or to its successor in connection with any merger, consolidation or sale or other disposal of all or substantially all of its assets and/or business to which this License Agreement relates.

          4.4  SUB-LICENSES

          Any sub-license granted by Novartis under this License Agreement shall be subject to the terms of this Article IV and Section 2.5 of this License Agreement.

                                    ARTICLE V

                           OTHER TERMS AND CONDITIONS

          Except as explicitly set forth to the contrary in Articles I through IV, the grant of the CRT Patent Rights under Sections 2.1 through 2.4 shall be governed by the terms and conditions of the Collaboration Agreement as though such CRT Patent Rights were included in Alnylam Patent Rights. Alnylam has disclosed to Novartis a true and complete copy of the CRT Agreement Contracts and all amendments thereto.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Alnylam and Novartis have caused this License Agreement to be duly executed by their authorized representatives, as of the date first written above.

                                        ALNYLAM PHARMACEUTICALS, INC.


                                        By: /s/ John M. Maraganore
                                            ------------------------------------
                                        Name: John M. Maraganore
                                              ----------------------------------
                                        Title: President and CEO
                                               ---------------------------------


                                        NOVARTIS INSTITUTES FOR BIOMEDICAL
                                        RESEARCH, INC.


                                        By: /s/ Mark C. Fishman
                                            ------------------------------------
                                        Name: Mark C. Fishman
                                              ----------------------------------
                                        Title: President & CEO
                                               ---------------------------------

                                   SCHEDULE A

                                CRT PATENT RIGHTS

                                      [**]

                                  SCHEDULE 4.7

                                 FORM OF INVOICE

                              [Alnylam Letterhead]

[Date]

Novartis Institutes for BioMedical Research, Inc.
Attn: Finance Dept. - AP 1702
250 Massachusetts Avenue
Cambridge, MA 02139
USA

Re:  Purchase Order Number [Enter PO Number]
     Collaboration Agreement: [Title of Research Project]

Amount and Currency:                  [_________________]
Amount of VAT (if applicable):        [_________________]   N/A in US
Total Amount (including VAT):         [_________________]   N/A in US

VAT number (if applicable)            [_________________]   N/A in US

This is an invoice requesting payment in connection with the above-captioned purchase order between Nantucket, Inc. and Novartis Institutes for BioMedical Research, Inc.

Project Contact Person in Novartis:   [_________________]

SPECIFICATION:                        [describe in reasonable detail the
                                      services and dates, or the event, for
                                      which payment is due (e.g. 1.Q.2000, 2nd funding year)]

Sincerely yours,

ALNYLAM PHARMACEUTICALS, INC.

                               SCHEDULE 7.2(B)(I)

                                  OWNED PATENTS

                                      [**]

                               SCHEDULE 7.2(B)(II)

                                  IP CONTRACTS

The following is a list of all agreements, as of the Effective Date, pursuant to which Alnylam licensed, granted any rights to, or made any covenant not to sue with respect to Alnylam Intellectual Property, excluding any material transfer agreement or research collaboration agreement in which any rights granted by Alnylam extend solely to the use of specific materials for a defined study and no rights are granted to Alnylam's underlying intellectual property.

Non-Exclusive License Agreement between Ambion, Inc., and Alnylam
Pharmaceuticals, Inc., dated June 08, 2005.

[**]

License Agreement between Benitec Australia, Ltd. and Alnylam Pharmaceuticals, Inc., dated April 08, 2005.

Licence Agreement between Cancer Research Technology Ltd. and Alnylam Pharmaceuticals, Inc., dated July 18, 2003.

     - Amendment to Schedule 2 of Licence Agreement between Cancer Research Technology Ltd. (CRT) and Alnylam Pharmaceuticals, Inc., dated August 29, 2003.

License Agreement between Carnegie Institute of Washington and Ribopharma AG, dated March 01, 2002.

     - Amendment to License Agreement between Carnegie Institute of Washington and Ribopharma AG, dated November 28, 2003.

Non-Exclusive License Agreement between Cell Signaling Technology, Inc. and Ribopharma AG, dated December 01, 2003.

Non-Exclusive License Agreement between Cenix Bioscience GmbH and Ribopharma AG, dated January 09, 2004.

     - Amendment to Non-Exclusive License Agreement between Cenix Bioscience GmbH and Ribopharma AG, dated February 02, 2004.

License Agreement between Cold Spring Harbor Laboratory and Alnylam Pharmaceuticals, Inc., dated December 20, 2003.

Award Letter from Cystic Fibrosis Foundation Therapeutics (CFFT) to Alnylam Pharmaceuticals, Inc., dated March 15, 2005.

Non-Exclusive License Agreement between Eurogentec SA and Alnylam Europe AG, dated June 27, 2005.

Co-Exclusive License Agreement between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc., dated December 20, 2002.

     - Co-Exclusive License Agreement between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc., Amendment, dated March 24, 2003.

     - Co-Exclusive License Agreement between Alnylam Pharmaceuticals, Inc. and Garching Innovation GmbH dated December 20, 2002, Amendment with respect to certain deadlines, dated May 7, 2003.

     - Amendment of the License Agreement dated December 20, 2002 between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc., dated July 2, 2003.

     - Co-Exclusive License Agreement between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc., dated December 20, 2002, Amendment of Appendix B with respect to certain patent claims, dated July 21, 2003.

     - Amendment of the License Agreement dated December 20, 2002 between Garching Innovation and Alnylam Pharmaceuticals, Inc., dated January 8, 2004.

Co-Exclusive License Agreement between Garching Innovation GmbH and Ribopharma AG dated July 30, 2003.

     - Agreement (the "Requirement Amendment") between Garching Innovation GmbH, Alnylam Pharmaceuticals, Inc., Alnylam US, Inc. and Alnylam Europe AG, effective June 14, 2005.

License Agreement between Garching Innovation GmbH and Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated October 18, 2004.

License and Option Agreement between GeneCare Research Institute Co., Ltd. and Alnylam Pharmaceuticals, Inc., dated January 06, 2005.

     - Side-Letter Agreement between GeneCare Research Institute Co., Ltd. and Alnylam Pharmaceuticals, Inc., dated January 06, 2005.

License Agreement between Hybridon, Inc., and Alnylam U.S., Inc., dated August 02, 2004.

Non-Exclusive License Agreement between Invitrogen Corporation and Ribopharma AG, dated January 07, 2004.

Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004.

     - Letter Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, dated March 09, 2004.

     - Letter Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, dated March 11, 2004.

     - Amendment to the Strategic Collaboration & License Agreement dated March 11, 2004 between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated June 14, 2005.

[**]

Sponsored Research Agreement between Mayo Foundation for Medical Education and Research and Alnylam Pharmaceuticals, Inc., dated October 01, 2003.

     - Amendment to Sponsored Research Agreement between Mayo Foundation for Medical Education and Research and Alnylam Pharmaceuticals, Inc. dated March 29, 2004.

     - Amendment to Sponsored Research Agreement between Mayo Foundation for Medical Education and Research and Alnylam Pharmaceuticals, Inc., dated March 01, 2005.

     - Amendment to Sponsored Research Agreement between Mayo Foundation for Medical Education and Research and Alnylam Pharmaceuticals, Inc., dated August 30, 2005.

Collaboration Agreement by and between Alnylam Pharmaceuticals, Inc. and Medtronic, Inc., dated February 08, 2005.

Research Collaboration and License Agreement between Merck & Co., Inc., Alnylam Pharmaceuticals, Inc. and Alnylam Holding Co., dated September 08, 2003.

     - Amendment to Research Collaboration and License Agreement between Merck & Co., Inc., Alnylam Pharmaceuticals, Inc. and Alnylam Holding Co., dated September 30, 2004.

Collaboration and License Agreement between Merck & Co., Inc., and Alnylam Pharmaceuticals, Inc., dated June 29, 2004.

     - Amendment No. 1 to Collaboration and License Agreement between Merck & Co., Inc and Alnylam Pharmaceuticals, Inc., dated August 02, 2004.

License Agreement between Merck KgaA and Ribopharma AG, dated January 04, 2002.

Award Letter from Michael J. Fox Foundation (MJFF) to Alnylam Pharmaceuticals, Inc., dated July 07, 2005.

Non-Exclusive License Agreement between MWG Biotech AG and Alnylam Pharmaceuticals, Inc., dated July 05, 2005.

License and Option Agreement between Nastech Pharmaceutical Company, Inc., and Alnylam Pharmaceuticals, Inc., dated July 20, 2005.

[**]

Non-Exclusive License Agreement between RNAx GmbH and Ribopharma AG, dated January 26, 2004.

[**]

Non-Exclusive License Agreement between Sigma-Aldrich Company and Alnylam Pharmaceuticals, Inc., dated July 06, 2005.

License Agreement between South Alabama Medical Sciences Foundation (SAMSF) and Alnylam Pharmaceuticals, Inc., dated November 18, 2004.

Agreement between the Board of Trustees of the Leland Stanford Junior University and Alnylam Pharmaceuticals, Inc., dated September 17, 2003.

[**]

                                 SCHEDULE 7.2(E)

                                      [**]

                                 SCHEDULE 7.2(H)

                           [**] BROAD RNAI TECHNOLOGY

This schedule lists [**] broad RNAi technology but are not included in any license grants by Alnylam to Novartis under Article III [**].

[**]

                                 SCHEDULE 7.2(I)

                 LISTED ALNYLAM THIRD PARTY PAYMENT OBLIGATIONS

The following excerpts from the cited agreements set forth Alnylam's payment obligations with respect to Third Parties.

1. OBLIGATIONS UNDER CO-EXCLUSIVE LICENSE AGREEMENT BETWEEN GARCHING INNOVATION GMBH AND ALNYLAM PHARMACEUTICALS, INC., DATED DECEMBER 20, 2002, AND UNDER CO-EXCLUSIVE LICENSE AGREEMENT BETWEEN GARCHING INNOVATION GMBH AND RIBOPHARMA AG, DATED JULY 30, 2003

ARTICLE 5 - SHARES, ROYALTIES AND PAYMENT TERMS

5.2 Running Royalties

COMPANY shall pay to GI the following running royalties on NET SALES of therapeutic and prophylactic LICENSED PRODUCTS by COMPANY and its SUBLICENSEES:

(a) [**]% ([**] percent) of the first US$[**] ([**] US Dollars) of annual accumulated NET SALES of all LICENSED PRODUCTS;

(b) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**] ([**] US Dollars);

(c) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US[**] ([**] US Dollars);

(d) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**] ([**] US Dollars);

(e) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS between US$[**] ([**] US Dollars) and US$[**] ([**]US Dollars); and

(f) [**]% ([**] percent) of annual accumulated NET SALES of all LICENSED PRODUCTS above US$[**] ([**] US Dollars).

In the event that COMPANY or a SUBLICENSEE develops diagnostic LICENSED PRODUCTS, COMPANY shall initiate negotiations with GI at least [**] months prior to the intended first commercial sale of each diagnostic LICENSED PRODUCT. COMPANY and GI shall negotiate in good faith [**] terms for such diagnostic LICENSED PRODUCT.

If the sale of any LICENSED PRODUCT is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

Non-cash consideration shall not be accepted by COMPANY or any SUBLICENSEE for LICENSED PRODUCTS without the prior written consent of GI.

5.3 Royalty Stacking

(a) Third Party Licenses

In the event COMPANY or a SUBLICENSEE takes, for objective commercial and/or legal reasons, a license from any third party under any patent applications or patents that dominate the PATENT RIGHTS or is dominated by the PATENT RIGHTS in order to develop, make, use, sell or import any LICENSED PRODUCT (explicitly excluding, without limitation, any third party patents and patent applications for formulation, stabilization and delivery), then COMPANY is allowed to deduct [**]% ([**] percent) of any additional running royalties to be paid to such third party up to [**]% ([**] percent) of the running royalties stated in
Section 5.2, from the date COMPANY has to pay running royalties to such third party. However, the running royalties stated in Section 5.2 shall not be reduced to less than a minimum of [**]% ([**] percent) of NET SALES in any case.

For avoidance of doubt, if COMPANY or a SUBLICENSEE takes a license to a third party target, COMPANY is in no event allowed to deduct any license fees for such target from running royalties due to GI under this Agreement.

(b) PATENT RIGHTS Coverage

In the event that (i) COMPANY or its SUBLICENSEES sell a LICENSED PRODUCT in a country where no PATENT RIGHTS are issued and no patent applications that are part of the PATENT RIGHTS are pending that have not been pending for less than [**] after filing national patent applications in the country in question, and
(ii) such LICENSED PRODUCT is manufactured in a country where PATENT RIGHTS are issued or patent applications that are part of the PATENT RIGHTS are pending that have not been pending for more than [**] after filing national patent applications in the country in question, the royalties stated in Section 5.2 will be reduced by [**]% ([**]percent) for such LICENSED PRODUCT, until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS in the country in which the LICENSED PRODUCT is manufactured.

2. LICENCE AGREEMENT BETWEEN CANCER RESEARCH TECHNOLOGY LTD. AND ALNYLAM PHARMACEUTICALS, INC., DATED JULY 18, 2003

Payment obligations under this agreement are set forth in, and governed by, the CRT Sublicense Agreement.

3. AGREEMENT BETWEEN THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY AND ALNYLAM PHARMACEUTICALS, INC., DATED SEPTEMBER 17, 2003

6    ROYALTIES

6.2 MINIMUM ROYALTY. Beginning one year from the Effective Date, and each anniversary thereafter, Alnylam will pay to Stanford a yearly royalty of $[**]. Yearly royalty payments are nonrefundable, but they are creditable against earned royalties to the extent provided in Section 6.4.

6.3 EARNED ROYALTY. In addition, Alnylam will pay Stanford earned royalties on Net Sales as follows:

     (A)  [**]% of Net Sales for a Licensed Product subject to the following;.

     (B) Such royalty payments shall be reduced up to [**]% (from [**]% of Net Sales down to [**]% of Net Sales) by the amount of royalty paid to access additional intellectual property necessary in order to sell Licensed Products ("Additional Earned Royalties").

     (C)  Such royalty payments shall be reduced as follows:

          (1)  [**]% if Additional Earned Royalties are [**]% or less.

          (2) [**]% if Additional Earned Royalties are greater than [**]% but less than [**]%.

          (3) [**]% if Additional Earned Royalties are equal to or greater than 3% but less than [**]%.

          (4) [**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

          (5) [**]% if Additional Earned Royalties are equal to or higher than [**]%.

     (D) Only one royalty is due on each Licensed Product sold by Alnylam or its sublicensees regardless of whether its manufacture, use, importation or sale are or shall be covered by more than one patent or patent application included in Licensed Patents under this Agreement, and no further royalties will be due for use of such Licensed Product by Alnylam or its sublicensee's customers.

6.4 CREDITABLE PAYMENTS. Creditable payments under this Agreement will be an offset to Alnylam against each earned royalty payment which Alnylam would be required to pay under Section 6.3 until the entire credit is exhausted.

6.5  MILESTONE PAYMENTS.

     (A) For the first Licensed Product, Alnylam will make the following payments for the filing of an IND, intitiation of Phase II trial, initiation of Phase III trial, and approval of New Drug Application or equivalent in the U.S. ("Milestone Payments"):

          (1)  $[**] for filing of the first IND.

          (2)  $[**] for initiation of the first Phase II trial.

          (3)  $[**] for initiation of the first Phase III trial.

          (4) $[**] for approval of the first New Drug Application or equivalent regulatory approval in the U.S..

     (B) For the second Licensed Product, Alnylam will make the following Milestone Payments:

          (1)  $[**] for filing of the first IND.

          (2)  $[**] for initiation of the first Phase II trial.

          (3)  $[**] for initiation of the first Phase III trial.

          (4) $[**] for approval of the first New Drug Application or equivalent regulatory approval in the U.S..

     (C) For the third and every subsequent Licensed Product, Alnylam will make the following Milestone Payments:

     (1)  $[**] for filing of the first IND.

     (2)  $[**] for initiation of the first Phase II trial.

     (3)  $[**] for initiation of the first Phase III trial.

     (4) $[**] for approval of the first New Drug Application or equivalent regulatory approval in the U.S..

     (D) Notwithstanding the above, at the time that Stanford receives a Milestone Payment from Alnylam on behalf of a sublicensee under 13.6, the corresponding Milestone Payment under this Section 6.5 will not be due.

6.6 OBLIGATION TO PAY ROYALTIES. If this Agreement is not terminated in accordance with other provisions, Alnylam will be obligated to pay royalties on all Licensed Product that is either sold or produced under the license granted in Article 3, whether or not the Licensed Product is produced before the Effective Date of this Agreement or sold after the Licensed Patent has expired.

4. STRATEGIC COLLABORATION & LICENSE AGREEMENT BETWEEN ISIS PHARMACEUTICALS, INC., AND ALNYLAM PHARMACEUTICALS, INC., DATED MARCH 11, 2004

                                    ARTICLE 7

                   LICENSE FEES AND ROYALTIES PAYABLE TO ISIS

     7.2 Royalties. Subject to the terms and conditions of, and during the term of, this Agreement, Alnylam will pay to Isis royalties on sales of Alnylam Products by Alnylam, its Affiliates or sublicensees (except Naked Sublicensees) equal to [**]% of Net Sales. Alnylam may reduce the royalty due under this section by [**]% of any additional royalties that Alnylam owes to Third Parties on such Alnylam Product that arise from Alnylam acquiring access to new technologies after the Effective Date; provided, however that (a) the royalty due under this section can never be less than a floor of [**]% and (b) additional royalties arising as the result of the addition, pursuant to Section 11.8, of Isis Future Chemistry Patents or Isis Future Motif and Mechanism Patents to the Isis Patent Rights licensed to Alnylam cannot be used to reduce the royalty.

     7.3 Development Milestones.

          (a) Alnylam, its Affiliates or sublicensees (except Naked Sublicensees) will pay to Isis the following milestone payments for each Alnylam Product within [**] after the first achievement of each of the following events:

MILESTONE EVENT                 MILESTONE PAYMENT
---------------                 -----------------
Initiation of Phase I Trial          US$[**]

Initiation of Phase III Trial        US$[**]

Filing NDA                           US$[**]

Marketing Approval                   US$[**]

Each milestone payment under this Section 7.3(a) will only be due on the [**] Alnylam Product that modulates a particular Gene Target to trigger such milestone payment, whether such milestone is achieved by Alnylam or an Affiliate or sublicensee of Alnylam.

          (b) Alnylam, its Affiliates or sublicensees will pay to Isis a milestone payment of US$[**] for the [**] MicroRNA Product that is an Alnylam Product that modulates a particular Gene Target within [**] after such MicroRNA Product reaches the initiation of [**], and not for any other MicroRNA Product that is an Alnylam Product that modulates the particular Gene Target.

5. LICENSE AGREEMENT BETWEEN BENITEC AUSTRALIA, LTD. AND ALNYLAM PHARMACEUTICALS, INC., DATED APRIL 8, 2005

III. FINANCIAL AND THIRD PARTY OBLIGATIONS

3.1  OPTION FEES, MILESTONE PAYMENTS AND ROYALTIES.

     Should either PARTY exercise the option granted it under sections 2.1 or
     2.3 above, the exercising PARTY ("EXERCISING PARTY") shall pay the granting PARTY ("GRANTING PARTY") the fees, milestone payments and royalties listed in Exhibit C or as may otherwise be agreed upon. Should either PARTY exercise the option granted it under sections 2.2 or 2.4 above, the exercising PARTY ("EXERCISING PARTY") shall pay the granting PARTY ("GRANTING PARTY") the fees, milestone payments and royalties listed in Exhibit D, or if BENITEC is the EXERCISING PARTY and has elected to include ISIS LICENSED PATENTS in its license from ALNYLAM, in Exhibit D.1, or as may otherwise be agreed upon in the definitive license agreement.

3.2  THIRD PARTY OBLIGATIONS.

     LICENSED PATENTS that are licensed to a PARTY by a third party and subject to obligations under a written agreement with such third party are noted as such in Exhibits A and B, respectively. Obligations under such agreements may include financial obligations to the third party or others. The PARTIES acknowledge that prior to the exercise of any option granted under this Agreement each PARTY will provide the other PARTY redacted copies of third party license agreements for the LICENSED PATENTS noted on Exhibits A and B under which an option is exercised under this Agreement. To the extent applicable, the PARTIES agree to be bound by the terms and obligations of the third party license agreements under which each may be granted a sublicense under this Agreement. This includes, but is not limited to, financial obligations for products covered by VALID CLAIMS and reporting obligations. A summary of third party financial obligations for ALNYLAM LICENSED PATENTS is provided in Exhibit F. There are no third party financial obligations for which ALNYLAM is responsible in relation to the BENITEC LICENSED PATENTS in Exhibit B.

                                    EXHIBIT C

             FINANCIAL TERMS FOR LICENSES GRANTED UNDER THE OPTIONS
                         GIVEN IN SECTIONS 2.1 AND 2.3

Option: Non-Exclusive option to obtain an exclusive license to research, develop and commercialize therapeutic products directed against a specified target as provided in Sections 2.1 and
                                2.3. Option to be exercised on or before initiation of IND-enabling toxicology studies for the first candidate RNAi therapeutic directed to the named target.

Option exercise fee:            $[**]

Annual renewal fee:             $[**] per year after option is exercised and in
                                each year thereafter until first licensed
                                product is marketed.

Milestone payments
(per product):                  IND:                            $[**]
                                Start Phase II:                 $[**]
                                Start Phase III:                $[**]
                                First regulatory submission:    $[**]
                                First regulatory approval:      $[**]
                                Second regulatory submission:   $[**]
                                Second regulatory approval:     $[**]

Royalties (on any/all
products that are marketed)*:   [**]% of Net Sales

* Note: Licensee would be responsible on a pass-through basis for any payments that become due in relation to intellectual property held by a third party and licensed by such third party to ALNYLAM, if the license to which these financial terms apply is granted under Section 2.1, or to BENITEC, if the license to which these financial terms apply is granted under Section 2.3.

                                    EXHIBIT D

             FINANCIAL TERMS FOR LICENSES GRANTED UNDER THE OPTIONS
         GIVEN IN SECTIONS 2.2 AND 2.4, EXCEPT IN THE CASE THAT BENITEC
            HAS ELECTED TO INCLUDE A LICENSE TO ISIS LICENSED PATENTS
                             PURSUANT TO SECTION 2.2

Option: Option to obtain an exclusive license to research, develop and commercialize therapeutic products directed against a specified target as provided in Sections 2.2 and 2.4. Option to be exercised on or before initiation of IND-enabling toxicology studies for the first candidate RNAi therapeutic directed to the named target.

Option exercise fee:            $[**]

Annual renewal fee:             $[**] per year after option is exercised and in
                                each year thereafter until first licensed
                                product is marketed.

Milestone payments
(per product):                  IND:                            $[**]
                                Start Phase II:                 $[**]
                                Start Phase III:                $[**]
                                First regulatory submission:    $[**]
                                First regulatory approval:      $[**]
                                Second regulatory submission:   $[**]
                                Second regulatory approval:     $[**]

Royalties (on any/all
products that are marketed)*:   [**]% of Net Sales up to $[**]
                                [**]% of Net Sales between $[**] and $[**]
                                [**]% of Net Sales above $[**]

* Note: Licensee would be responsible on a pass-through basis for any payments that become due in relation to intellectual property held by a third party and licensed by such third party to ALNYLAM, if the license to which these financial terms apply is granted under Section 2.2, or to BENITEC, if the license to which these financial terms apply is granted under Section 2.4.

6.   LICENSE AGREEMENT BETWEEN GARCHING INNOVATION GMBH AND ISIS
     PHARMACEUTICALS, INC. AND ALNYLAM PHARMACEUTICALS, INC., DATED OCTOBER 18, 2004

ARTICLE 5 - FINANCIAL PROVISIONS

5.1  Initial Payment

.....

5.2 Milestone Payments

ALNYLAM and ISIS shall each pay to GI the following milestone payments for each of their respective Licensed Products (including Licensed Products of their Affiliates and Sublicensees) within thirty (30) days after the achievement of the following milestone events:

Milestone Event                                Milestone Payment
---------------                                -----------------
First Initiation of Phase I Clinical Study          US$[**]
First Initiation of Phase II Clinical Study         US$[**]
First Initiation of Phase III Clinical Study        US$[**]
Regulatory Approval in USA, Japan or Europe         US$[**]

Each of the above milestone payment is due from the Party that is engaged in the development and commercialization of such Licensed Product.

Initiation of the respective phase of the clinical study shall be deemed to be achieved after the dosing of the first patient (or, in the event of a Phase I Clinical Study, of the first healthy person) in such clinical study.

For each Licensed Product, milestone payments will only be due the first time such Licensed Product achieves such milestone. A Licensed Product will be considered the same Licensed Product as long as it has not been modified in such a way (unless as the result of stabilizing, formulation or delivery technology) that would require the filing of a different IND for such Licensed Product.

5.3 Running Royalties

(a) Licensed Products Covered by Valid Claims

ALNYLAM and ISIS shall each pay to GI for each of their respective Licensed Products (including Licensed Products of their Affiliates and Sublicensees) covered by Valid Claims the following running royalties on the incremental portion of annual Net Sales:

Less than or equal to $[**] US Dollars                  [**]%
Between $[**] US Dollars and $[**] US Dollars   [**]%
Between $[**] US Dollars and $[**] US Dollars   [**]%
Greater than $[**] US Dollars                           [**]%

Annual Net Sales shall be calculated based on the cumulative annual Net Sales of the respective Licensed Product in countries where one or more Valid Claims cover such Licensed Product. For purposes of clarity, examples of royalty calculations are attached hereto as Appendix B.

(b) Licensed Products Covered by Pending Claims

ALNYLAM and ISIS shall each pay to GI for each of their respective Licensed Products (including Licensed Products of their Affiliates and Sublicensees) covered by Pending Claims the following running royalties on annual Net Sales:

Less than or equal to $[**] US Dollars                  [**]%
Between $[**] US Dollars and $[**] US Dollars   [**]%
Between $[**] US Dollars and $[**] US Dollars   [**]%
Greater than $[**] US Dollars                           [**]%

Annual Net Sales shall be calculated based on the cumulative annual Net Sales of the respective Licensed Product in countries where one or more Pending Claims cover such Licensed Product.

5.4 Reduction of Running Royalties

(a) Third Party Licenses

In the event ALNYLAM or ISIS, or any of their Affiliates or Sublicensees, licenses any patents or patent applications Controlled by a Third Party in order to make, use, or sell a Licensed Product (explicitly excluding, without limitation, any Third Party patents and patent applications covering any formulation, stabilization, or delivery technology, or any target for a Licensed Product) the running royalties set forth in Sec. 5.3 will be reduced, on a country-by-country and product-by-product basis, from the date running royalties have to be actually paid to such Third Party, by [**]% of any running royalty owed to a Third Party for the manufacture, use or sale of a Licensed Product, provided however that the running royalties due to GI will not be reduced to less than [**]%. GI has a right to challenge in writing (and in accordance with Section 10.3) whether such Third Party license is required for objective commercial and/or legal reasons and therefore should result in a reduction in the royalties.

(b) Minimum Royalty Floor

The running royalties stated in Section 5.3 shall in no event be reduced by the application of this Section 5.4 to less than a minimum royalty rate of (i) [**]% ([**] percent) for Licensed Products covered by Valid Claims, and (ii) [**]% ([**] percent) for Licensed Products covered by Pending Claims.

(c) Cumulative Royalties Due to GI

In no event shall the total cumulative running royalty burden of ALNYLAM or Isis for a Licensed Product arising out of this Agreement and any Existing GI Licenses, calculated on a product-by-product and country-by-country basis, exceed [**]% ([**] percent) for such a Licensed Product.

7. AWARD LETTER FROM CYSTIC FIBROSIS FOUNDATION THERAPEUTICS (CFFT) TO ALNYLAM PHARMACEUTICALS, INC., DATED MARCH 15, 2005

     -    The Award will be paid as follows:

          a.   $[**] within five (5) days of the Effective Date;

          b. $[**] within thirty (30) days of the accomplishment of each of Milestones 1 and 2 and $[**] within thirty (30) days of the accomplishment of Milestone 3.

     -    The milestone events (the "Milestones") are as follows:

               Milestone 1: Establish siRNA stability in sputum samples derived from CF patients;

               Milestone 2: Screen siRNA molecules that target up to 20 different genes for their ability to restore CFTR activity in vitro;

               Milestone 3: Selection of lead siRNA sequences for future evaluation in vivo.

     ....

     - After the completion of the activities described in the work plan for the Project, CFFT and Alnylam agree to negotiate in good faith for CFFT to support further phases of the research. If such negotiations are successful, the royalty payments specified below will be revised and may be replaced by a market royalty related to the sales of a Product commensurate with the timing and amount of CFFT's investment. However, subject to such negotiations, nothing in this Agreement is intended to prevent Alnylam from continuing the research and development of a Product after completion of the Project without CFFT's assistance.

Alnylam hereby agrees to the following terms and conditions:

     -    Alnylam shall make the following royalty payments to CFFT:

          a. [**] times the amount of the Award actually paid hereunder on the first anniversary of the date the Product is approved for sale in the United States by the U.S. Food and Drug Administration;

          b. [**] times the amount of the Award actually paid hereunder on the following anniversary date;

          c. [**] times the amount of the Award actually paid hereunder on the third anniversary of the date; and

          d. The amount of the Award actually paid hereunder also on the third anniversary of the date specified in a. above if aggregate sales of the Product during such three years exceed $[**].

     - In the event the Interruption License is activated, in lieu of any payment to CFFT as hereinabove specified, CFFT shall pay Alnylam [**] percent ([**]%) of all compensation and consideration CFFT receives from any third party (net of any other third party royalty or payment obligations required to be paid in connection with licenses or other similar obligations incurred by either party in development and commercialization of a Product), whether in form of signing fee, license fee, milestone payment, royalty or otherwise with respect to a Product, but not to less than [**] percent ([**]%); provided that, such [**] percent ([**]%) shall be reduced by [**] percent ([**]%) for each additional $[**] CFFT invests in the research and development of a Product. If CFFT invests in increments less than $[**], the [**] percent ([**]%) reduction shall be appropriately prorated for purposes of calculating the above reduction. For purposes of the above calculation, the amount of the Award made by CFFT hereunder shall be disregarded.

8. SPONSORED RESEARCH AGREEMENT BETWEEN MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH AND ALNYLAM PHARMACEUTICALS, INC. DATED OCTOBER 01, 2003

                                    EXHIBIT B

I. An exclusive, worldwide, sub licensable license under desired Background IP, Joint Discoveries set forth in Section 3.4(b) above and Other Discoveries to make, have made, use, have used, market, sell, import and offer products or methods in all fields until the expiration of all patents covering such Background IP, Joint Discoveries and Other Discoveries ("Licensed Patents"). In return for such license, SPONSOR will make the following payments to MAYO:

II. For the indications stated below, the following clinical milestones will be paid for product covered by an issued, unexpired claim of Licensed Patents ("Licensed Product").

MILESTONE                    PD [**]   PD [**]   EACH ADDITIONAL [**]
---------                    -------   -------   --------------------
Filing of first IND           $[**]      [**]            $[**]

Phase III initiation          $[**]     $[**]            $[**]

NDA Filing, or equivalent,    $[**]     $[**]            $[**]
in the US or EU

Market approval in the US     $[**]     $[**]            $[**]
or EU

In addition, upon first issuance of a valid claim of the Licensed Patents that covers an Alnylam Licensed Product -- $[**]

III. For a Licensed Product that is marketed by SPONSOR or its Sub licensees, a royalty of:

     [**]% of Net Sales < or = $[**]
     [**]% of Net Sales > $[**]

     Such royalty payments shall be reduced up to [**]% by amounts paid to access additional intellectual property believed to be necessary in order to sell Licensed Products.

IV. An annual license maintenance fee of $[**] per year (creditable to milestones and royalties).

V. SPONSOR will be responsible for and will incur the cost for future patent filings and prosecution. SPONSOR will inform MAYO of all substantive activities. In the event that SPONSOR exercises its Option for an exclusive license, SPONSOR shall reimburse MAYO for the past costs of filing and prosecution for Licensed Patents.

9. LICENSE AGREEMENT BETWEEN SOUTH ALABAMA MEDICAL SCIENCES FOUNDATION (SAMSF) AND ALNYLAM PHARMACEUTICALS, INC., DATED NOVEMBER 18, 2004

                                    ARTICLE 4

                                  CONSIDERATION

     In consideration of the license rights granted by SAMSF to ALNYLAM under this Agreement, ALNYLAM agrees to pay SAMSF the following:

     4.2. ALNYLAM will make the following payments, upon achievement of particular milestones listed below:

  (i)   Issuance of first Claim under     $[**]
        Patent Rights

 (ii)   Issuance of first Broad Generic   $[**]
        Claim under Patent Rights

(iii)   For the first candidate drug      $[**]
        Compound covered by Patent
        Rights, approval of a New Drug
        Application ("NDA") by the U.S.
        Food and Drug Administration

     Any milestone described above will be deemed to be met by ALNYLAM if met by an Affiliate or a Sublicensee of ALNYLAM. ALNYLAM shall notify SAMSF in writing within thirty (30) Days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment. Mile fees shall be non-creditable.

     4.3. On a country-by country basis, running royalties of:

          (a) [**] percent ([**]%) of Net Sales of a Licensed Produce if such Licensed Product is covered by one or more issued claims under Patent Rights in the Country where such Licenses Products are sold, payable until the expiration of the last to expire Patent rights in such country; and

          (b) Sales of Licensed Products by ALNYLAM to its Affiliates or to Sublicensees, or among them, shall not be deemed a sale subject to royalty. Only one (1) royalty is to be paid on any Licensed Product.

     4.4. Annual payments to maintain the exclusivity of the license, payable on each anniversary date of the License Agreement, beginning with the third anniversary date. Said payments will be fully creditable against any milestone fees and/or earned running royalties due in the same calendar year, and will be payable according to the following schedule:

     (a) 2007-1020          $[**]

     (b) 2011-termination   $[**]

     4.5. In the case of granting a Naked Sublicense, ALNYLAM will pay SAMSF [**]% ([**] percent) of Sublicense Consideration received. For the avoidance of doubt, if ALNYLAM grants a sublicense hereunder in connection with a Research and Development Collaboration, it will not pay any portion of Sublicense Consideration to SAMSF.

10.  [**]

3.2 Milestones. Upon the occurrence of the milestones set forth below, Alnylam shall make the milestone payments set forth below to Licensor within thirty (30) days of the occurrence of each such event:

Milestone Event                                                          Payment
---------------                                                          -------
Initiation by Alnylam of an IND enabling toxicology study involving an    E[**]
siRNA specific for MLL-AF4 covered by Licensed Patent Rights

Filing of an IND for an siRNA specific for MLL-AF4 covered by Licensed    E[**]
Patent Rights

Enrollment of patients in a Phase II Clinical Trial of an siRNA           E[**]
specific for MLL-AF4 covered by Licensed Patent Rights

Enrollment of patients in a Phase III Clinical Trial of an siRNA          E[**]
specific for MLL-AF4 covered by Licensed Patent Rights

Approval in a first country for an siRNA specific for MLL-AF4 covered     E[**]
by Licensed Patent Rights

Anything to the contrary notwithstanding, each of the foregoing payments shall be payable only once and soley with respect to the first Licensed Product to reach each such milestone.

3.3 Royalties.

     (a) Alnylam shall pay to Licensor earned royalties at the rate of [**] percent ([**]%) on annual Net Sales by Alnylam and its Affiliates and sublicensees of Licensed Product up to and including $[**] and [**] percent ([**]%) on annual Net Sales by Alnylam and its Affiliates and sublicenses of Licensed Products greater than $[**].

     (b) Royalties on Licensed Products whose manufacture, use or sale is covered by a Valid Claim under the Licensed Patent Rights shall be payable on a country-by-country basis for any country in which the Licensed Products are manufactured, used or sold in which there is a Valid Claim under the Licensed Patent Rights. The obligation to pay royalties shall be imposed only once with respect to the same unit of Licensed Product.

     (c) In the event that a Licensed Product is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to such Licensed Product, Net Sales of such combination product will be adjusted by [**] [**]), where A is the average invoice price of the Licensed Product in such country, if sold separately in such country, and B is the average invoice price of any other therapeutically active ingredients in the combination, if sold separately in such country. If, in a specific county, the other therapeutically active ingredients in the combination product are not sold separately in such country, Net Sales shall be calculated by [**], where A is the average invoice price of the Licensed Product in such and C is the invoice price of the combination product in such country. If, in a specific country, the Licensed Product is not sold separately in such country, Net Sales shall be calculated by [**], Where B is the average invoice price of the other therapeutically active ingredients in the combination product in such country and C is the invoice price of the combination product in such country. The invoice price for the Licensed Product and for each other therapeutically, active ingredient shall be for a quantity comparable to that used in the combination product and of the same class, purity and potency. If, in a specific country, both the Licensed Product and the other therapeutically active ingredients in the combination product are not sold separately in such country, a market price for the Licensed Product and the other therapeutically active ingredients in the combination products shall be negotiated in good faith by the Parties.

     (d) If Alnylam or any of its Affiliates determines, in good faith, that it must, in order to operate under or exploit any of the licensees granted under
Section 2.1 of the Agreement in any country, make payments (including, without limitation, licensed fees, milestones or royalties) to one or more third parties to obtain a license or similar right in the absence of which the Licensed Patent Rights could not legally be used in connection with the manufacture, use or sale of Licensed Products in such country, Alnylam shall be entitled to deduct from the royalties thereafter payable to Licensor under this Agreement an amount equal to such third party payments; provided however, that I no event shall the royalties due Licensor under this Agreement be reduced by more than [**] percent ([**]%) of the royalties that would otherwise be due in accordance with Section
3.3 (a) of this Agreement, as applicable.

11. RESEARCH COLLABORATION AND LICENSE AGREEMENT BETWEEN MERCK & CO., INC, ALNYLAM PHARMACEUTICALS, INC. AND ALNYLAM HOLDING CO., DATED SEPTEMBER 08, 2003

     Under certain circumstances set forth in the above-named agreement, rights with respect to certain products may become available to Alnylam that would then become available to Novartis pursuant to Section 3.1(e). Novartis agrees and acknowledges (i) that until such time as such rights become available to Alnylam, Alnylam is not at liberty under the confidentiality provisions of the above-named agreement to disclose any payments that would be due to Merck & Co. in relation to such products, and (ii) that at such time, this Schedule 7.2(i) will be amended to include the amounts of such payments, and such payments will then be treated as though they had been listed on this Schedule 7.2(i) as of the Effective Date.

12. COLLABORATION AND LICENSE AGREEMENT BETWEEN MERCK & CO., INC AND ALNYLAM PHARMACEUTICALS, INC., DATED JUNE 29, 2004

     Under certain circumstances set forth in the above-named agreement, rights with respect to certain products may become available to Alnylam that would then become available to Novartis pursuant to Section 3.1(e). Novartis agrees and acknowledges (i) that until such time as such rights become available to Alnylam, Alnylam is not at liberty under the confidentiality provisions of the above-named agreement to disclose any payments that would be due to Merck & Co. in relation to such products, and (ii) that at such time, this Schedule 7.2(i) will be amended to include the amounts of such payments, and such payments will then be treated as though they had been listed on this Schedule 7.2(i) as of the Effective Date.

13. COLLABORATION AGREEMENT BY AND BETWEEN ALNYLAM PHARMACEUTICALS, INC. AND MEDTRONIC, INC., DATED FEBRUARY 08, 2005

     Under certain circumstances set forth in the above-named agreement, rights with respect to certain products may become available to Alnylam that would then become available to Novartis pursuant to Section 3.1(e). Novartis agrees and acknowledges (i) that until such time as such rights become available to Alnylam, Alnylam is not at liberty under the confidentiality provisions of the above-named agreement to disclose any payments that would be due to Merck & Co. in relation to such products, and (ii) that at such time, this Schedule 7.2(i) will be amended to include the amounts of such payments, and such payments will then be treated as though they had been listed on this Schedule 7.2(i) as of the Effective Date.

                                 SCHEDULE 7.2(J)

  AGREEMENTS PURSUANT TO WHICH ALNYLAM IS PRECLUDED FROM INCLUDING ONE OR MORE
                     TARGET(S) IN THE RESEARCH COLLABORATION

Research Collaboration and License Agreement between Merck & Co., Inc, Alnylam Pharmaceuticals, Inc. and Alnylam Holding Co., dated September 8, 2003.

Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004.

Collaboration and License Agreement between Merck & Co., Inc and Alnylam Pharmaceuticals, Inc., dated June 29, 2004.

License and Option Agreement between GeneCare Research Institute Co., Ltd and Alnylam Pharmaceuticals, Inc., dated January 6, 2005.

Collaboration Agreement by and between Alnylam Pharmaceuticals, Inc. and Medtronic, Inc., dated February 08, 2005.

License Agreement between Benitec Australia, Ltd. and Alnylam Pharmaceuticals, Inc., dated April 8, 2005.

License and Option Agreement between Nastech Pharmaceutical Company, Inc., and Alnylam Pharmaceuticals, Inc., dated July 20, 2005.